Exhibit 10.2

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NUTRA MANUFACTURING, LLC,

a Delaware limited liability company

effective as of March 1, 2019

MEMBERSHIP INTERESTS IN NUTRA MANUFACTURING, LLC, A DELAWARE LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE. THE INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE INTERESTS CANNOT BE SOLD, TRANSFERRED, PLEDGED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF NUTRA MANUFACTURING, LLC AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		2

1.01	Certain Definitions	2
1.02	Construction	14

ARTICLE II. FORMATION		15

2.01	Continuation of the Company	15
2.02	Name	16
2.03	Registered Office; Registered Agent	16
2.04	Principal Place of Business	16
2.05	Purpose; Powers	16
2.06	Fiscal Year	16
2.07	Foreign Qualification Governmental Filings	16
2.08	Duration	16
2.09	No State-Law Partnership	17

ARTICLE III. MEMBERS; REPRESENTATIONS AND WARRANTIES OF MEMBERS		17

3.01	Members	17
3.02	Additional Members	17
3.03	Representations and Warranties	18
3.04	Liability to Third Parties	19

ARTICLE IV. INTERESTS AND CAPITAL CONTRIBUTIONS		19

4.01	Interests	19
4.02	Capital Contributions	19
4.03	Return of Contribution	20
4.04	Withdrawal of Capital	20
4.05	Further Contributions	20
4.06	Capital Accounts	20

ARTICLE V. DISTRIBUTIONS, REDEMPTIONS AND ALLOCATIONS		20

5.01	Distributions	20
5.02	Tax Distributions	20
5.03	Special Distributions	21
5.04	Distributions in Error	23
5.05	Allocations	23
5.06	Withholding	26
5.07	Capital Return Distributions	27

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ARTICLE VI. TRANSFERS OF COMPANY INTERESTS		27

6.01	Transfers	27
6.02	Certain Permitted Transfers	28
6.03	Drag-Along Rights	29
6.04	Tag-Along Rights	31
6.05	Acceleration of Subsequent Acquisitions	32
6.06	Pre-Emptive Rights	34

ARTICLE VII. MANAGEMENT		36

7.01	Management	36
7.02	Board	37
7.03	Limitation of Duties and Liability	41
7.04	Officers; Managers	41
7.05	Indemnification	43

ARTICLE VIII. MATTERS REQUIRING GNC CONSENT		44

8.01	First Ownership Threshold Special Actions	44
8.02	Second Ownership Threshold Special Actions	44
8.03	Transfer of Special Action Approval Rights	46
8.04	Consent Requests	46

ARTICLE IX. OTHER RIGHTS AND OBLIGATIONS OF MEMBERS AND THE COMPANY		46

9.01	Operation of the Company	46
9.02	Information Rights	46
9.03	Insurance	47
9.04	Inspection	48
9.05	Compliance with Law	48
9.06	Schedule K-1	48
9.07	Confidentiality	49
9.08	Debt Financing and Indebtedness Right of First Refusal	50

ARTICLE X. TAXES		50

10.01	Tax Returns	50
10.02	Tax Elections	50
10.03	Partnership Representative	51

ARTICLE XI. CERTIFICATION OF INTERESTS; REPORTS; BANK ACCOUNTS		53

11.01	Certification of Units	53
11.02	Reports	53
11.03	Bank Accounts	53

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ARTICLE XII. DISSOLUTION, LIQUIDATION, TERMINATION AND CONVERSION		54

12.01	Dissolution	54
12.02	Liquidation and Termination	54
12.03	Cancellation of Filing	55
12.04	No Action for Dissolution	55

ARTICLE XIII. GENERAL PROVISIONS		56

13.01	Certain Events	56
13.02	Notices	56
13.03	Entire Agreement; Supersedure	57
13.04	Amendment and Waiver	58
13.05	Binding Effect	58
13.06	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	58
13.07	Further Assurances	59
13.08	No Other Relationships	59
13.09	Waiver of Certain Rights	59
13.10	Expenses	59
13.11	Remedies	60
13.12	Counterparts; Effectiveness	60
13.13	No Recourse	60
13.14	Informed Decision; Advice of Counsel	60
13.15	Power of Attorney	60
13.16	Creditors	61
13.17	No Effect Upon Lender Relationship	61
13.18	Pledge	61

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NUTRA MANUFACTURING, LLC

This AMENDED AND RESTATED LIMITED COMPANY AGREEMENT (this “Agreement”) of Nutra Manufacturing, LLC, a Delaware limited liability company (the “Company”), effective as of March 1, 2019 (the “Effective Date”), is made and entered into by and among IVL, LLC, a Delaware limited liability company (“IVC”), as a Member, GNC Newco Parent, LLC, a Delaware limited liability company (“GNC”), as a Member, and the Company. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.01.

R E C I T A L S

WHEREAS, the Company was formed as a corporation under the Delaware General Corporation Law (as amended from time to time, the “DGCL”) pursuant to a certificate of incorporation filed in the office of the Delaware Secretary of State on November 12, 2013;

WHEREAS, the Company was converted to a limited liability company under the Act pursuant to a certificate of conversion (the “Delaware Certificate”) filed in the office of the Delaware Secretary of State on February 26, 2019 and effective on February 27, 2019;

WHEREAS, prior to the date hereof, the Company was owned by GNC as its sole member and was governed by that certain Limited Liability Company Agreement of the Company, dated as of February 26, 2019, by and between the Company and GNC (the “Prior Agreement”);

WHEREAS, pursuant to that certain Master Transaction Agreement, dated as of the Effective Date, by and among IVC, IVL Holdings, LLC, International Vitamin Corporation, GNC Holdings, Inc., General Nutrition Corporation (“Parent”), GNC and the Company (the “Master Agreement”) and the transactions contemplated thereby, IVC has acquired six hundred (600) Class A Units (as defined below) of the Company from GNC, which constitute 50% of the outstanding Class A Units (the “Initial Purchase”), and has agreed to purchase the remaining six hundred (600) outstanding Class A Units currently held by GNC (the “Remaining Interests”) in four annual installments of one hundred and fifty (150) Class A Units, in each case in accordance with the terms and conditions of the Master Agreement;

WHEREAS, the Parties have agreed to treat the Initial Purchase of the Class A Units pursuant to the Master Agreement as governed by Rev. Rul. 99-5 (Situation 1), 1991-1 C.B. 434;

WHEREAS, immediately following the Initial Closing and the execution of this Agreement, IVC will make a Capital Contribution of twenty-five million dollars ($25,000,000) to the Company, which funds the Company shall use to acquire the Anderson Property, and in exchange the Company will issue two hundred (200) Class A Units to IVC, as described in the Master Agreement and the Anderson Unit Purchase Agreement (the “Anderson Issuance”), such that following the Initial Closing and the Anderson Issuance, IVC shall own eight hundred (800) outstanding Class A Units, which constitute 57.14% of the outstanding Class A Units; and

WHEREAS, in connection with the Master Agreement and the transactions contemplated thereby, the Company and each of the Members desire, for their mutual benefit and protection, to amend and restate the Prior Agreement in its entirety by entering into this Agreement to set forth their respective rights and obligations with respect to the affairs of the Company and the Members, and do hereby adopt this Agreement as the limited liability company agreement of the Company.

A G R E E M E N T

NOW, THEREFORE, in consideration of the representations, warranties, agreements, promises and the covenants hereinafter contained, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the parties hereto to enter into this Agreement, it is agreed as follows:

ARTICLE I.

DEFINITIONS

1.01 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Accrued Distributions” has the meaning set forth in Section 5.03(b).

“Act” means the Delaware Limited Liability Company Act (6. Del. C. § 18-101, et seq.) and any successor statute, as amended from time to time.

“Action” has the meaning set forth in the Master Agreement.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:

(a) add to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) subtract from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted LTM Gross Revenue” has the meaning set forth in Section 6.05(c)(iii).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, however, that neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of any of the Members (and vice versa). For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling”, “under common control with” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Anderson Initial Required Capital Spend” means the capital spending, to the extent required and in an amount to be mutually agreed by the Members, in connection with the initial division and allocation of space between IVC and GNC at the Anderson Property.

“Anderson Issuance” has the meaning set forth in the Recitals.

“Anderson Property” has the meaning set forth in the Master Agreement.

“Anderson Unit Purchase Agreement” has the meaning set forth in the Master Agreement.

“Assumed Tax Liability” means, with respect to any Member, an amount, as determined by the Board, that is equal to the product of (i) such Member’s aggregate allocable share of the taxable income of the Company for such Fiscal Year (or relevant portion thereof) and all prior Fiscal Years beginning after the Initial Closing Date, reduced by such Member’s aggregate allocable share of losses of the Company for such Fiscal Year (or relevant portion thereof) and all prior Fiscal Years beginning after the Initial Closing Date, but only to the extent such prior losses can be used by such Member to offset such taxable income (taking into account any limitations on such Member’s usage of such prior losses, including the limitations imposed by Code Section 172, and assuming, solely for this purpose, that each Member’s sole source of taxable income and loss is from the Company for all Fiscal Years during which a Member is a Member of the Company), in each case, determined without regard to the impact of a Code Section 754 election on the basis of Company assets (except by operation of Section 734(b)) and any related items of income and deduction with respect to any Member, multiplied by (ii) an assumed combined rate of 28%.

“Available Cash” means, at any date, the Company’s cash and cash equivalents from whatever source derived (including gross cash proceeds from the Company’s operations (including sales and dispositions of property whether or not in the ordinary course of business) and any net cash proceeds from any issuance of equity (excluding the Anderson Issuance) or refinancing of debt or new debt issuance), less amounts used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, future acquisitions and investments and contingencies, in each case as reasonably determined by the Board acting in good faith.

“Available Free Cash Flow” means, for any period, the Company’s earnings before interest, taxes, depreciation, amortization and changes in net working capital, less Maintenance Expenditures and Greenville Expenditures as set forth in the Company’s annual budget (including any deviation approved pursuant to the Special Actions), less the Anderson Initial Required Capital Spend (only in connection with the Special Distributions after the Initial Closing and prior to the closing of the first Subsequent Acquisition), in each case calculated in accordance with GAAP, that is available for distribution to Members in accordance with applicable Law. For the avoidance of doubt, Growth Expenditures will not reduce the amount of Available Free Cash Flow. Further, for the avoidance of doubt, Available Free Cash Flow shall not include, and the Company shall not distribute to GNC, (i) any amounts paid to the Company by GNC or its Affiliates in connection with (a) the Master Agreement (including indemnification payments), (b) the Anderson GNC Lease, (c) the Transition Services Agreement (as defined in the Master Agreement), and (d) the

Transfer Documents (as defined in the Master Agreement), (ii) 57.14% of the Initial Closing Cash (as defined in the Master Agreement), (iii) any cash Capital Contributions (including, for the avoidance of doubt, the Capital Contribution made by the Members in accordance with Section 2.12 of the Master Agreement) or (iv) any IVC Accrued Distributions.

“Base Purchase Price” has the meaning set forth in Section 6.05(d).

“Board” has the meaning set forth in Section 7.01.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America, are required to or may be closed.

“Call Notice” shall have the meaning set forth in Section 6.05(b).

“Call Right” shall have the meaning set forth in Section 6.05(b).

“Capital” means the amount of cash, cash equivalents and/or the initial Gross Asset Value of any other property contributed (or deemed contributed) to the Company (at the time of such contribution) by the Members pursuant to the terms of this Agreement, in each case, net of any liabilities of the Member assumed (or deemed assumed) by the Company in connection with such contribution or to which any contributed non-cash property is taken (or is deemed taken) subject to.

“Capital Account” means the capital account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a) To each Member’s Capital Account there will be added (i) the amount of Capital contributed (or deemed contributed) to the Company by such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.05 hereof or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there will be subtracted (i) the amount of Capital distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 5.05 or other provisions of this Agreement, and (iii) liabilities of such Member assumed (or deemed assumed) by the Company or which are secured by any property contributed (or deemed contributed) by such Member to the Company (to the extent not accounted for in determining the amount of Capital contributed to the Company by such Member).

(c) In the event any Unit is Transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Company Interest.

(d) Determination of the amount of any liability for purposes of subparagraphs (a) and (b) above will take into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Treasury Regulations, the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article XII hereof upon the dissolution of the Company.

“Capital Contribution” means, with respect to any Member, the amount of Capital contributed (or deemed contributed) to the Company by a Member pursuant to the terms of this Agreement. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of the Company Interest of such Member.

“Chairman” has the meaning set forth in Section 7.02(a)(vi).

“Class A Unit” means a Unit representing a fractional part of the interest of a Member in Profits, Losses and distributions and having the rights, powers and obligations specified with respect to the Class A Units in this Agreement.

“Class A Member” and “Class A Members” means a Member, in its capacity as a holder of record of Class A Units, with a Capital Account as set forth on Exhibit A.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Interest” means a limited liability company interest in the Company, including with respect to Profits, Losses and distributions.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Confidential Information” has the meaning set forth in Section 9.06(a).

“Consolidated Net Total Leverage Ratio” has the meaning set forth in the Term Loan Agreement as of the date of this Agreement.

“Deemed Fair Value” means the price which, if paid for all of the Company’s assets, would produce net proceeds after payment of the Company’s liabilities (limited, in the case of nonrecourse liabilities, to the fair market value of the assets securing those liabilities) which, if distributed to the applicable Member pursuant to Section 12.02(c)(iii) with respect to that portion of such Member’s aggregate Units being Transferred, would equal the applicable purchase price payable to such Member in connection with any Drag-Along Transaction or Tag-Eligible Sale, as applicable.

“Delaware Certificate” has the meaning set forth in the Recitals.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that (a) if the Gross Asset Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period and such difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such period shall be the amount of Gross Asset Value recovered under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) if the Gross Asset Value of any other asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation will be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. Notwithstanding the foregoing, if the federal income tax depreciation, amortization or other cost recovery deduction allowable for such Fiscal Year or other period is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Drag-Along Notice” has the meaning set forth in Section 6.03(b).

“Drag-Along Rights” has the meaning set forth in Section 6.03(a).

“Drag-Along Transaction” means any bona fide arm’s length transaction or series of related transactions pursuant to which (i) any Person or group of related Persons (other than the Members and their Affiliates) in the aggregate acquire(s) (whether structured as a merger, consolidation, reorganization, asset sale or otherwise): (a) all of the outstanding Units and other equity securities of the Company or (b) all or substantially all of the Company’s assets; and (ii) GNC would be entitled to receive an amount equal to or greater than the Put-Call Price as of last day of the month ended immediately prior to the consummation of such transaction or series of related transactions (as finally determined in accordance with Section 6.05).

“Dragged Member” has the meaning set forth in Section 6.03(a).

“EBITDA” shall be calculated in accordance with Schedule 1.01(a).

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Fair Market Value” means the price at which property would change hands between a willing buyer and a willing seller in an arm’s-length transaction occurring on the date of valuation, neither being under any compulsion to buy or sell, and both having reasonable knowledge of the relevant facts, as determined by the Board using such reasonable methods of valuation as it may adopt.

“Financial Difficulties” means any time at which the Company is unable to pay its obligations to its creditors in accordance with any agreed-upon terms, as reasonably determined by the Board acting in good faith.

“First Board Seat Termination Date” has the meaning set forth in Section 7.02(a)(i).

“Fiscal Year” has the meaning set forth in Section 2.06.

“Fiscal Quarter” means the quarterly periods ending on the last calendar day of March, June, September and December of each Fiscal Year.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“GNC Accrued Special Distributions” has the meaning set forth in Section 5.03(b).

“GNC Competitor” means a Person principally engaged in the business of owning, operating, managing, franchising or branding retail nutrition supplement stores, or developing or manufacturing nutritional supplements, that, in each case, competes with the Company and is listed on Exhibit B attached hereto, as such list may be amended by the mutual agreement of the Members from time to time, but not more than once every twelve (12) months, by delivery of written notice to the Company.

“GNC First Ownership Threshold” means any time at which GNC holds more than 50% of the Class A Units held by GNC as of the Effective Date (i.e., more than 300 Class A Units out of 600 Class A Units).

“GNC First Ownership Threshold Special Actions” shall have the meaning set forth in Section 8.01.

“GNC Manager” has the meaning set forth in Section 7.02(a)(i).

“GNC Percentage Interest” – the percentage of outstanding Class A Units held by GNC immediately following the Anderson Issuance, which shall be equal to:

(a) as of the date hereof, until the closing of the first Subsequent Acquisition: 42.857%;

(b) after the closing of the first Subsequent Acquisition and prior to the closing of the second Subsequent Acquisition: 32.143%;

(c) after the closing of the second Subsequent Acquisition and prior to the closing of the third Subsequent Acquisition: 21.429%;

(d) after the closing of the third Subsequent Acquisition and prior to the closing of the fourth Subsequent Acquisition: 10.714%; and

(e) after the closing of the fourth Subsequent Acquisition or, notwithstanding the foregoing, after the consummation of the sale of all of the Remaining Interests pursuant to Section 6.05: 0%.

“GNC Products” means vitamins, herbs, minerals, supplements, diet, health and sports nutrition GNC-branded products, and any other GNC-branded products, in each case that are manufactured by the Company immediately prior to the Initial Closing.

“GNC Purchaser” means GNC Supply Purchaser, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of GNC.

“GNC Second Ownership Threshold” means any time at which GNC holds at least 25% of the Class A Units held by GNC as of the Effective Date (i.e., at least 150 Class A Units out of 600 Class A Units).

“GNC Second Ownership Threshold Special Actions” shall have the meaning set forth in Section 8.02.

“GNC Supply Agreement” means the Product Supply Agreement (as defined in the Master Agreement).

“Governmental Authority” means (a) any national, federal, state, county, municipal, local or foreign or supranational government, or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government, and (c) any arbitrator or arbitral body or panel, department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any non-cash asset contributed (or deemed contributed) by a Member to the Company is the gross Fair Market Value of such asset.

(b) The Gross Asset Value of all Company assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below will be adjusted to equal their respective gross Fair Market Values:

(i) the acquisition of an additional Company Interest in the Company by a new or existing Member in exchange for a more than de minimis Capital Contribution, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative Company Interests of the Members in the Company;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for a Company Interest in the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative Company Interests of the Members in the Company;

(iii) the liquidation or dissolution of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(iv) the grant of a more than de minimis Company Interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in his capacity as a Member, or by a new Member acting in his capacity as a Member or in anticipation of becoming a Member of the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative Company Interests of the Members in the Company, provided that such adjustment is consistent with the economic results contemplated by the parties under this Agreement; and

(v) at such other times as the Board may reasonably determine necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 in a manner consistent with the economic results contemplated by the parties under this Agreement.

(c) The Gross Asset Value of any Company asset distributed to a Member is the gross Fair Market Value of such asset (taking Section 7701(g) of the Code into account) on the date of distribution.

(d) The Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (e) of the definition of “Profits” or “Losses” or Section 5.05(b)(v), except that Gross Asset Values will not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses, and not by the depreciation, amortization and other cost recovery deductions taken into account with respect to that asset for federal income tax purposes.

“Growth Expenditures” means capital expenditures of the Company whose primary purpose is to increase the efficiency, capacity or other capabilities of the existing assets and the Company’s business, including any ongoing maintenance or upkeep required with respect to such assets.

“Hypothetical Value” means, in respect of a Member’s Units, a pro rata portion (based on the ratio which (i) the portion of such Member’s Units being Transferred pursuant to Tag-Along Rights or Drag-Along Rights bears to (ii) all of such Member’s Units) of the amount that would have been distributed with respect to all of such Member’s Units pursuant to Section 12.02(c)(iii), if all of the Company’s assets and liabilities had been sold for their Deemed Fair Value and, immediately following the consummation of such hypothetical sale, the Company distributed the proceeds in accordance with Section 12.02(c)(iii).

“Indemnitee” has the meaning set forth in Section 7.05(a).

“Initial Closing” has the meaning set forth in the Master Agreement.

“Initial Valuation” means $75,000,000, the valuation of 100% of the Class A Units held by GNC immediately after the Initial Closing, consisting of 600 shares of Class A Units, representing a per-Unit price of $125,000.

“Interest Rate” means the Prime Rate (as defined in the Master Agreement).

“IVC Accrued Distributions” has the meaning set forth in Section 5.03(b).

“IVC Manager” has the meaning set forth in Section 7.02(a)(i).

“Law” means, with respect to any Person or such Person’s business, property or assets, any United States or foreign federal, state or local law, constitution, treaty, convention, ordinance, code, rule, regulation, published policy or guidance, statute (including the Act), order, injunction, judgment, decree, arbitration award, agency requirement, common law, ruling or other similar requirement enacted, adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person or such Person’s business, property or assets, as amended unless expressly specified otherwise herein.

“LTM Gross Revenue” means, the gross revenue of the Company resulting from the manufacture and sale of GNC Products to GNC Purchaser (excluding, for the avoidance of doubt, gross revenue from the manufacture and sale of products to any third party), for the trailing twelve (12) month period ending on the month-end immediately prior to a Put Notice or Call Notice, as applicable.

“Maintenance Expenditures” means any capital expenditures necessary for the regular, ordinary maintenance of the Company’s assets as of the Effective Date (including that portion of the Anderson Property attributable to the Company), as is required to maintain the working condition, productivity and efficiency of such assets as exist as of the Effective Date (including, to the extent necessary, the replacement of such assets).

“Manager” means any member of the Board.

“Member” means each of GNC, IVC and any other Person who becomes a Member in accordance with the terms of this Agreement, but does not include any Person who has ceased to hold any Units in the Company.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“New Securities” means any equity securities of the Company (which for this purpose shall include securities exercisable for, convertible into or exchangeable for equity securities of the Company, any equity or profit participation rights, or any rights, options, or warrants to purchase any of the foregoing issued by the Company subsequent to the Effective Date), provided, however, that the term “New Securities” shall not include any of the following: (i) issuances of equity securities (or securities exercisable for, convertible into or exchangeable for equity securities) to Managers, Officers or employees of the Company or its Subsidiaries or consultants, independent contractors, advisors or other persons performing services for the Company (or a Subsidiary of the Company), in connection with the performance of services in such capacities and made pursuant to any management incentive plan adopted by the Board (including, provided that the GNC First Ownership Threshold is satisfied, approval by at least one GNC Manager or otherwise consented to by GNC); (ii) the Anderson Issuance; (iii) the issuance of equity securities upon the exercise, conversion or exchange of any securities exercisable for, convertible into or exchangeable for equity securities that are outstanding on the Effective Date or issued after the Effective Date in compliance with the provisions of this Agreement; (iv) the pro rata issuance of equity securities (or securities exercisable for, convertible into or exchangeable for equity securities) in connection with any stock split, stock dividend, in-kind equity distributions or other similar recapitalization; (v) the issuance of equity securities in connection with any bona fide, arm’s length business acquisition (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise); (vi) the issuance of equity securities pursuant to a debt financing from a bank, institutional lender or similar financial institution, or any amendment thereto; or (vii) the issuance of equity securities pursuant to a commercial lending transaction from a commercial leasing entity; provided, further, in the case of clauses (v), (vi) and (vii), that such acquisition, debt financing (or amendment thereto), or commercial lending transaction has been approved as applicable in accordance with Article VIII.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Officer” means any Person designated as an officer of the Company pursuant to Section 7.04(a).

“Other Securities” shall have the meaning set forth in Section 6.06(f).

“Partnership Representative” has the meaning set forth in Section 10.03.

“Percentage Interest” means, with respect to each Class A Member, the percentage of the aggregate total number of Class A Units issued and outstanding at such time held by such Member as set forth on Exhibit A.

“Permit” means any permit, certificate, license, franchise, waiver, exemption, registration, notice, approval and authorization from any Governmental Authority.

“Person” means an individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust or other entity or organization of any kind, including a Governmental Authority or similar entity.

“Pre-Emptive Allocation” shall have the meaning set forth in Section 6.06(a).

“Pre-Emptive Right Holder” shall have the meaning set forth in Section 6.06(a).

“Prior Agreement” has the meaning set forth in the Recitals.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses will increase the amount of such income and/or decrease the amount of such loss;

(b) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, will decrease the amount of such income and/or increase the amount of such loss;

(c) Gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from their Gross Asset Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, Depreciation will be taken into account for such Fiscal Year or other period;

(e) To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Units, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for the purposes of computing Profits and Losses;

(f) If the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment will be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

(g) Notwithstanding any other provision of this definition of Profits and Losses, any items that are specially allocated pursuant to Section 5.05(b) hereof or other provisions of this Agreement will not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.05(b) hereof or other provisions of this Agreement will be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

“Prospective Subscriber” shall have the meaning set forth in Section 6.06(f).

“Put-Call Statement” has the meaning set forth in Section 6.05(c).

“Put-Call Price” has the meaning set forth in Section 6.05(d).

“Put Conditions” means (i) the Consolidated Net Total Leverage Ratio of GNC is equal to or less than 3.25x and (ii) the Company’s EBITDA for the prior Fiscal Year is equal to or more than twenty eight million three hundred and fourteen thousand dollars ($28,314,000).

“Put Notice” has the meaning set forth in Section 6.05(a).

“Put Right” has the meaning set forth in Section 6.05(a).

“Reasonable Notice” has the meaning set forth in Section 7.02(b)(i).

“Regulatory Allocations” has the meaning set forth in Section 5.05(b)(viii).

“Second Board Seat Termination Date” has the meaning set forth in Section 7.02(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, as the same shall be in effect from time to time.

“Security Documents” has the meaning set forth in the Master Agreement.

“Service Provider” shall have the meaning set forth in Section 9.06(c).

“Special Distribution Date” shall have the meaning set forth in Section 5.03(a).

“Special Actions” has the meaning set forth in Section 8.02.

“Special Distribution” has the meaning set forth in Section 5.03.

“Subsequent Acquisition” has the meaning set forth in the Master Agreement.

“Subsequent Purchase Price” has the meaning set forth in the Master Agreement.

“Subsidiary” has the meaning set forth in the Master Agreement.

“Tag-Along Notice” has the meaning set forth in Section 6.04(b).

“Tag-Along Rights” has the meaning set forth in Section 6.04(a).

“Tag-Eligible Sale” means any Transfer subject to Section 6.04(a).

“Tag Holders” has the meaning set forth in Section 6.04(a).

“Tagging Member” has the meaning set forth in Section 6.04(b).

“Tax” has the meaning set forth in the Master Agreement.

“Term Loan Agreement” means that certain Amended and Restated Term Loan Credit Agreement, dated as of February 28, 2018, by and among GNC Corporation, General Nutrition Centers, Inc., Barclays Bank PLC Citizens Bank, N.A. as co-documentation agents, Glas Trust Company LLC as collateral agent, JPMorgan Chase Bank, N.A. as administrative agent and the lenders party thereto.

“Transaction Document” has the meaning set forth in the Master Agreement.

“Transfer” has the meaning set forth in Section 6.01.

“Transferee” means a Person that acquires all or any portion of a Unit as a result of a Transfer.

“Units” means a Company Interest of a Member representing a fractional part of the Company Interests of all Members and shall include Class A Units; provided that any class or group of Units (including the Class A Units) issued shall have the relative rights, powers and obligations set forth in this Agreement, and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and obligations set forth in this Agreement.

1.02 Construction. The following provisions shall be applied wherever appropriate herein:

(a) for purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof, unless otherwise indicated.

(b) Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. All terms defined herein in the singular shall have the same meaning when used in the plural; all terms defined herein in the plural shall have the same meaning when used in the singular;

(c) with regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement;

(d) all references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses, Exhibits and Schedules, shall be deemed references to such parts of this Agreement, unless the context shall otherwise require;

(e) all pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require;

(f) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation”;

(g) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(h) any accounting terms not specifically defined herein shall be construed in accordance with GAAP;

(i) the Exhibits and Schedules, if any, attached hereto are incorporated herein by reference and shall be considered part of this Agreement, and any capitalized terms used but not defined in such Exhibits and Schedules shall have the meaning set forth in this Agreement;

(j) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(k) any consent or approval rights of the Board or the Company contained herein shall be exercised in the sole and absolute discretion of the Board or the Company, as applicable, unless otherwise expressly set forth herein;

(l) all references to $, currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars; and

(m) derivative forms of defined terms will have correlative meanings.

ARTICLE II.

FORMATION

2.01 Continuation of the Company. The Company was formed as a Delaware corporation under the DGCL on November 12, 2013, and converted to a Delaware limited liability company on February 27, 2019, by the filing of the Delaware Certificate. The Members desire to continue the Company for the purposes and upon the terms and conditions set forth herein. The

Board (or its designee) shall execute, acknowledge and/or verify such documents and instruments as may be necessary and appropriate in order for the Company to continue its existence with the provisions of the Act. This Agreement amends and restates in its entirety the terms of the Prior Agreement as of the Effective Date.

2.02 Name. The name of the Company is “Nutra Manufacturing, LLC”. All business of the Company will be conducted in such name or such other names that comply with applicable Law as the Board may select from time to time. The Board (or its designee) shall file any fictitious name certificates and similar filings, and any amendments thereto, the Board considers appropriate or advisable. The Company shall hold all of its property in the name of the Company and not in the name of any Member.

2.03 Registered Office; Registered Agent. The registered office of the Company in the State of Delaware will be the initial registered office designated in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by Law. The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Delaware Certificate, or such other Person or Persons as the Board may designate from time to time in the manner provided by Law.

2.04 Principal Place of Business. The principal place of business of the Company will be at 1050 Woodruff Road, Greenville, South Carolina 29607, or such other location as the Board may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Board may determine appropriate.

2.05 Purpose; Powers. The purposes of the business of the Company will be to transact any and all lawful business for which limited liability companies may be organized under the Act. Subject to the terms and conditions of this Agreement, the Company shall have the power to engage in any and all lawful businesses or activities and exercise any powers in which a limited liability company may be engaged under applicable Law, including the Act.

2.06 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and U.S. federal income tax purposes will end on December 31st unless otherwise determined by the Board or required under the Code.

2.07 Foreign Qualification Governmental Filings. The Board is authorized to cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction where the Company may conduct business. Each Officer is authorized, on behalf of the Company, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications. Further, each Member will execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.08 Duration. The Company commenced on the date the Delaware Certificate was filed with the Delaware Secretary of State, and the Company will be perpetual in duration unless and until the Company is dissolved pursuant to this Agreement and the Act. The existence of the Company as a separate legal entity shall continue until cancellation of the Delaware Certificate in the manner required by the Act.

2.09 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.09, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. So long as the Company has more than one Member, the Members intend that the Company shall be treated as a partnership for federal and, as applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III.

MEMBERS; REPRESENTATIONS AND WARRANTIES OF MEMBERS

3.01 Members. As of the Effective Date, GMC and IVC are all the Members of the Company. Except as provided herein, the rights, duties and liabilities of each Member will be as provided in the Act. The names, addresses and type of Units held by the Members and Percentage Interests of the Members are set forth on Exhibit A attached hereto and incorporated herein. The Board is hereby authorized to complete or amend Exhibit A from time to time to reflect the admission of additional Members, the withdrawal of a Member, the change of address of any Member, the change in number of Class A Units held by a Class A Member (including as a result of any Subsequent Acquisition), the Percentage Interests of a Member, and other information called for by Exhibit A, and to correct or amend Exhibit A. Such completion, correction or amendment may be made from time to time as and when the Board considers it appropriate. The Board may, in its discretion, in lieu of providing each Member with a complete version of Exhibit A, elect to provide any Member with a redacted or partial version of Exhibit A containing only such information as the Board determines appropriate under the circumstances; provided, that any such redacted or partial version of Exhibit A shall contain at least such Member’s number (to the extent applicable) and type of Units and Percentage Interests.

3.02 Additional Members. Subject to the provisions of this Agreement, including Article VI and Article VIII, as applicable, hereof upon the approval of the Board, additional Persons may be admitted to the Company as Members and Units may be created and issued to such Persons as determined by the Board on such terms and conditions as the Board may determine at the time of admission, provided that any Person that acquires Units pursuant to a Transfer permitted by, and effected in accordance with, this Agreement will be deemed to be automatically approved by the Board. The terms of admission may provide for the creation of different classes or series of Units having different rights, powers and duties. As a condition to the admission of any Person as a Member of the Company, such Person must agree to be bound by the terms of this Agreement by executing and delivering a joinder to this Agreement in the form attached hereto as Exhibit C (a “Joinder”), must make customary representations and warranties (including those set forth in Section 3.03) as requested by the Board as of the date of such Person’s admission as a Member of the Company. Such admission shall become effective on the date on which the Board determines that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

3.03 Representations and Warranties Each Member represents and warrants, as of the Effective Date (or, with respect to any Person admitted as Member after the date hereof, as of the date of such Person’s admission as a Member of the Company), to the other Members and the Company as follows:

(a) Organization. Such party is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization.

(b) Power and Authority. Such party, as appropriate, has the full power, right and authority to enter into this Agreement, to perform, observe and comply with all of such party’s agreements and obligations hereunder, and to consummate the transactions contemplated hereby. If an entity, such party has taken all action required to be taken by it with respect to the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby.

(c) Validity. This Agreement has been duly and validly executed by such party and, upon delivery thereof by such party, will constitute a legally valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors’ rights generally or by general principles of equity.

(d) No Conflicts. The execution, delivery and performance by such party of this Agreement does not and will not, and the consummation of the transactions contemplated hereby in compliance with the terms and provisions hereof will not, with or without the giving of notice, the passage of time, or both, conflict with, result in a beach of, or constitute a violation or default of or give any third party the right to terminate, accelerate or modify any obligation under (i) any material agreement or other document or instrument to which such party is a party or by which such party is bound or affected, (ii) if an entity, the organizational documents of such party, or (iii) any law, statute, rule, regulation, ordinance, writ, order or judgment to which such party is bound or affected.

(e) No Public Market; No Registration Rights. Such Member understands that there is no public market for its Units and that it is extremely unlikely that there will be such a market in the future. Such Member has been advised that its Units have not been registered under the Securities Act, and that said Units must be held indefinitely unless they are subsequently registered under the Securities Act, or an exemption from such registration is available. Such Member is aware that only the Company can take action to register Units in the Company and that the Company is under no such obligation and does not propose or intend to attempt to do so.

(f) Transfer Restrictions. Such Member is aware that this Agreement provides restrictions on the ability of a Member to Transfer its Units, and such Member will not seek to effect any Transfer other than in accordance with such restrictions.

(g) Survival. The representations and warranties contained in this Agreement shall survive the execution of this Agreement and continue in full force and effect indefinitely.

3.04 Liability to Third Parties. Except as otherwise provided by the Act, no Member, Manager or Officer will have any personal liability for any debt, obligation or liability of the Company, whether such debt, obligation or liability arises in contract, tort or otherwise, except to the extent that any such debt, obligation or liability is expressly assumed in writing by such Member, Manager or Officer. Nothing in this Section 3.04 comprises or will be construed as an agreement by the Company to indemnify or hold harmless any Member, Manager or Officer, which such agreements are addressed in Section 7.05.

ARTICLE IV.

INTERESTS AND CAPITAL CONTRIBUTIONS

4.01 Interests. Each Member’s Company Interest will be represented by its Capital Account and by Units issued by the Company to such Member. Subject to Sections 3.02 and 6.06 and Article VIII, additional Units may be issued from time to time as may be determined by the Board. The Board may create additional series or classes through subdivision or by issuance of Units of such class or series, with each series or class having the relative rights, powers and obligations set forth in this Agreement. The Company shall not be authorized to issue any Company Interests other than Units. Except as set forth in this Agreement or as required by the Act, each Member’s Company Interests, Units, Class A Units and/or Percentage Interests shall have no voting, approval or consent rights and, to the extent permitted by Law, each Member waives its right to vote on any matters except as expressly set forth in this Agreement. Except as expressly set forth in this Agreement (including GNC’s rights with respect to Special Actions), if the Members are required to vote on any matter, the Members shall vote in accordance with their Percentage Interests.

4.02 Capital Contributions. As of the Effective Date, for U.S. federal and, as applicable, state and local income tax purposes and for purposes of this Agreement, with respect to the Initial Purchase of the Class A Units pursuant to the Master Agreement by IVC, consistent with Revenue Ruling 99-5 (Situation 1), 1999-1 C.B. 434, (a) GNC shall be considered to have (i) sold an undivided 50% interest in each of the assets of the Company together with a proportionate amount of the liabilities of the Company (other than any liabilities to which the Company is entitled to indemnification from GNC under the Master Agreement) to IVC and (ii) contributed an undivided 50% interest in each of the assets of the Company to a new partnership (i.e., the Company) as a Capital Contribution together with a proportionate amount of the liabilities of the Company (other than any liabilities to which the Company is entitled to indemnification from GNC under the Master Agreement) and (b) IVC shall be considered to have (i) purchased an undivided 50% interest in each of the assets of the Company together with a proportionate amount of the liabilities of the Company (other than any liabilities to which the Company is entitled to indemnification from GNC under the Master Agreement) from GNC and (ii) contributed such 50% undivided interest in each of the assets of the Company to a new partnership (i.e., the Company) as a Capital Contribution together with a proportionate amount of the liabilities of the Company (other than any liabilities to which the Company is entitled to indemnification from GNC under the Master Agreement). Any liabilities of the Company for which the Company is entitled to indemnification from GNC under the Master Agreement shall be treated as provided in Section 9.08 of the Master Agreement.

4.03 Return of Contribution. Except as provided in this Agreement (including in Section 5.07), a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. Any Capital Contribution that has not been repaid is not a liability of the Company or of the other Members. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return the other Members’ Capital Contributions.

4.04 Withdrawal of Capital. Except as provided in Article V and Article VI no Member has the right to withdraw any part of its Capital Contribution or Capital Account from the Company or to receive the return of any part of its Units in the Company prior to its liquidation and termination pursuant to Article XII hereof.

4.05 Further Contributions. Except with respect to the Anderson Issuance, and pursuant to Sections 2.12 and 3.08 of the Master Agreement, no Member shall be required to make further Capital Contributions to the Company.

4.06 Capital Accounts. The Company will maintain for each Member owning any Units a separate Capital Account with respect to such Units in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and as set forth in this Agreement.

ARTICLE V.

DISTRIBUTIONS, REDEMPTIONS AND ALLOCATIONS

5.01 Distributions. Except as otherwise set forth in this Article V (including Sections 5.02, 5.03 and Section 5.07), and subject to the applicable limitations under the Act (including Section 18-607 of the Act) and to the extent otherwise legally permissible, the Board may in its discretion make distributions at any time or from time to time. Any cash that is available to the Company to be distributed to the Members in accordance with the terms of this Agreement at a given time shall first be used to satisfy the obligations set forth in Section 5.03 (if any), then the obligations set forth in Section 5.07 (if any), and then finally may be distributed pursuant to this Section 5.01. All distributions made pursuant to this Section 5.01 shall be made to Members in accordance with their respective Percentage Interests as of the date of such distribution. Any distributions made to the Members during a Fiscal Year pursuant to this Section 5.01, Section 5.02 and Section 5.03 shall be considered drawings of money against the Members’ respective distributive shares of income for such Fiscal Year for purposes of Treasury Regulations Section 1.731-1(a)(1)(ii).

5.02 Tax Distributions. Notwithstanding Sections 5.01 or 5.03 hereof, to the extent permitted by applicable Law, the Company shall make quarterly distributions on the Special Distribution Date to each Member for the preceding Fiscal Quarter in an amount equal to the excess, if any, of (i) such Member’s Assumed Tax Liability over (ii) the other distributions, if any, previously made to such Member pursuant to Sections 5.01, 5.02 and 5.03 of this Agreement or to be distributed to such Member on such Special Distribution Date pursuant to Sections 5.01 or 5.03 of this Agreement (including a distribution pursuant to Section 5.03(c)); provided that if the amount of Available Cash is not sufficient to make the foregoing payments in full, the amount that is available will be distributed first to GNC, to the extent of its entitlement under this Section 5.02, and thereafter, to the other Members, in proportion to their relative entitlements under this Section 5.02. Quarterly tax distributions for any Fiscal Year shall be made on the basis of estimates reasonably made by the Board and shall be trued up in each subsequent Fiscal Quarter based on the latest available information at the dates thereof and shall be trued up for each Fiscal Year (x) at the end of the first Fiscal Quarter of the following Fiscal Year based on the final information reported to the Members on Schedule K-1 and (y) promptly following the resolution of any tax audit, examination or other proceeding that results in any increase in a Member’s Assumed Tax Liability. For the avoidance of doubt, a former Member that is not a Member at the time of a true up pursuant to clause (y) of the foregoing sentence shall not be entitled to any additional amount pursuant to this Section 5.02 with respect to a prior Fiscal Year unless such former Member would have been entitled to such amount after taking into account all other distributions received by such Member pursuant to Sections 5.01, 5.02 and 5.03 of this Agreement. Amounts distributed pursuant to this Section 5.02 will be treated as advances of amounts to be distributed under Section 5.01 and Section 5.03 of this Agreement and such amounts will be credited against and will reduce (dollar for dollar) the next future distributions to be made to each Member under Section 5.01 and Section 5.03 of this Agreement.

5.03 Special Distributions.

(a) Prior to making any distributions pursuant to Section 5.01 and Section 5.07, subject to any applicable limitations under the Act (including Section 18-607 of the Act) and to the extent otherwise legally permissible, within fifteen (15) Business Days following the last Business Day of each Fiscal Quarter (the “Special Distribution Date”), the Company shall declare and pay a distribution to GNC in an amount equal to (i) the Available Free Cash Flow for the period beginning on the day following the end of the latest Fiscal Quarter with respect to which a Special Distribution was made and ending on the last Business Day of the relevant Fiscal Quarter, multiplied by (ii) the blended average GNC Percentage Interest during the relevant Fiscal Quarter (each such distribution, a “Special Distribution”). At the time the Company makes any Special Distribution, the Company shall make a distribution of Available Free Cash Flow to IVC in proportion to IVC’s Percentage Interest at such time; provided that in no event shall such ownership percentage exceed (x) 100% less (y) the GNC Percentage Interest at such time; provided further, however, that IVC may elect for the Company to retain such distribution in its sole discretion. In the event of any error or miscalculation by the Company with respect to the amounts actually paid to GNC or IVC under this Section 5.03(a) resulting in an overpayment or underpayment, the distributions to such party under this Section 5.03(a) for the subsequent Fiscal Quarter shall be adjusted by the amount of such overpayment or underpayment, as applicable.

(b) In the event the Company does not make (i) all or any portion of any Special Distribution to GNC required pursuant to Section 5.03(a) at the applicable time for any reason (the “GNC Accrued Special Distributions”) or (ii) all or any portion of any corresponding distribution to IVC required pursuant to Section 5.03(a) for any reason (including as a result of an election by IVC for the Company to retain such distribution) (the “IVC Accrued Distributions” and, together with the GNC Accrued Special

Distributions, the “Accrued Distributions”)), the amount of such GNC Accrued Special Distributions and/or IVC Accrued Distributions, as applicable, shall remain outstanding and accumulate interest at the Interest Rate. If at any time there are GNC Accrued Special Distributions, then the Company shall not make any redemption, dividend or distribution to any Member until all such amounts have been paid to GNC.

(c) Subject to Section 5.03(f), upon the consummation of any transaction pursuant to which IVC acquires all of the Remaining Interests (such that GNC is no longer a Member), including pursuant to the final Subsequent Acquisition, Section 6.03 or Section 6.05, prior to or simultaneously with the consummation of such transaction, the Company shall, and IVC shall cause the Company to, pay to GNC (i) all GNC Accrued Special Distributions as of such date, (ii) a Special Distribution for the immediately preceding Quarter (if not yet paid and without duplication), (iii) a Special Distribution for the then-current Fiscal Quarter, calculated as of the day immediately prior to the consummation of such transaction, and (iv) the applicable tax distribution pursuant to Section 5.02 (which distribution shall be subject to the true up provisions in the second sentence of Section 5.02).

(d) GNC hereby agrees that, until all amounts outstanding under the Initial Contribution Agreement shall have been paid to Parent, all proceeds received by GNC pursuant to a Special Distribution shall be used to repay the such amounts in an amount equal to such proceeds.

(e) [RESERVED]

(f) Notwithstanding anything to the contrary, upon a final determination pursuant to Article IX of the Master Agreement that a Buyer Indemnitee (as defined in the Master Agreement) is entitled to an indemnification payment pursuant to Article IX of the Master Agreement, IVC shall have the right to cause the Company to withhold an amount equal to the aggregate dollar value of such indemnification payment against any future Special Distributions of GNC on a dollar-for-dollar basis.

(g) Following the closing of the second Subsequent Closing (as defined in the Master Agreement) or earlier upon the delivery of a Put Notice or a Call Notice, upon a good faith determination of a bona fide claim or claims for indemnity by a Buyer Indemnitee pursuant to Article IX of the Master Agreement made in good faith, which claims or claims have not been resolved or satisfied prior to the date of a Special Distribution, and upon delivery of written notice to GNC specifying in reasonable detail the basis therefor, IVC shall have the right to cause the Company to withhold an amount equal to the aggregate dollar value of such claim or claims (or IVC’s good faith estimate thereof) against any future Special Distributions of GNC on a dollar-for-dollar basis until such time as such claim or claims have been finally resolved or satisfied in accordance with Article IX of the Master Agreement.

(h) If the final amount of Damages (as defined in the Master Agreement) determined to be payable in respect of such indemnification underlying any claim in connection with Section 5.03(g) is less than the amount withheld by the Company pursuant to Section 5.03(g), then the Company shall promptly pay to GNC the difference, plus interest on the amount of such difference for the period on the date of the written notice delivered pursuant to Section 5.03(g) through the date on which such payment is made, calculated at the Interest Rate. If the final amount of Damages determined to be payable in respect of such indemnification claim exceeds the amount withheld by the Company pursuant to Section 5.03(g), then the applicable Buyer Indemnitee shall continue to be entitled to indemnification in an amount equal to the amount of such excess. Nothing in Section 5.03(f)-(i) shall impose any limitation on any liability of GNC hereunder or otherwise limit the recover that an Buyer Indemnitee shall otherwise be entitled to under Article IX of the Master Agreement.

(i) The parties agree that any set-off or reduction in connection with Section 5.03(f)-(h) shall be treated as constructive distributions to GNC pursuant to this Section 5.03 that were subsequently paid to the applicable Buyer Indemnitee and shall be characterized in accordance with Section 9.08 of the Master Agreement.

5.04 Distributions in Error. Any distributions pursuant to this Article V made in error or in violation of Section 18-607 of the Act, will, upon demand by the Board, be returned to the Company.

5.05 Allocations.

(a) Profits and Losses. Profits and Losses (including, to the extent necessary, items thereof) will be determined and allocated with respect to each Fiscal Year of the Company as of the end of such Fiscal Year, at such times as the Company assets are revalued in accordance with the definition of Gross Asset Value and at such other times as determined appropriate by the Board. Subject to the other provisions of this Article V, for purposes of adjusting the Capital Accounts of the Members, the Profits and Losses (including, to the extent necessary, items thereof) for any Fiscal Year or other period will be allocated among the Members in a manner such that the Adjusted Capital Account of each Member immediately after making such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 12.02(c)(iii) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the asset securing such liability), and the net assets of the Company were distributed in accordance with Section 12.02(c)(iii) to the Members immediately after making such allocation. Subject to the other provisions of this Article V and Section 9.08 of the Master Agreement, an allocation to a Member of a share of Profits or Losses will be treated as an allocation of the same share of each item of income, gain, loss and deduction that is taken into account in computing those Profits and Losses.

(b) Regulatory Allocations. Notwithstanding the foregoing provisions of Section 5.05(a), the following special allocations will be made in the following order of priority:

(i) If there is a net decrease in Company Minimum Gain during a Fiscal Year of the Company, then each Member will be allocated items of Company income and gain for such Fiscal Year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(1) and -2(g)(3). This Section 5.05(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(ii) If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year of the Company, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), will be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(g)(2). This Section 5.05(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(iii) If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain will be allocated to such Member (in proportion to the amounts of such Member’s deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.05(b)(iii) will be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b)(iii) were not in this Agreement. It is intended that this Section 5.05(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iv) If the allocation of Losses to a Member as provided in Section 5.05(a) hereof would create or increase an Adjusted Capital Account deficit, there will be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member will be allocated to the other Members in accordance with their relative positive Adjusted Capital Account balances, subject to the limitations of this Section 5.05(b)(iv).

(v) To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or, as the result of a distribution to a Member in complete liquidation of its Units, Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital

Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Members in accordance with their Percentage Interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vi) The Nonrecourse Deductions for each Fiscal Year of the Company will be allocated to the Members in proportion to their Percentage Interests.

(vii) The Member Nonrecourse Deductions will be allocated each year to the Member that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(viii) The allocations set forth in Sections 5.05(b)(i) through (vii) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. It is the intent of the Members that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, credit or deduction pursuant to this Section 5.05(b)(viii). Therefore, notwithstanding Section 5.05(a), the Board will make such offsetting special allocations of Company income, gain, loss or deduction so that, to the extent possible, the net amount of such allocations of other items pursuant to this Section 5.05(b)(viii) and the Regulatory Allocations to each Member will be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

(c) Tax Allocations.

(i) Except as provided in Section 5.05(c)(ii) hereof, for income tax purposes under the Code and the Treasury Regulations, each Company item of income, gain, loss, deduction and credit will be allocated between the Members as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article V.

(ii) Tax items with respect to Company assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution will be allocated between the Members for income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation. If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company asset will take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder. The Company will account for such variations and adjustments using the “traditional method” described in Treasury Regulation § 1.704-3(b). Allocations pursuant to this Section 5.05(c)(ii) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses and any other items or distributions pursuant to any provision of this Agreement.

(d) Other Provisions.

(i) For any Fiscal Year or other period during which any Unit is transferred between the Members or to another person, the portion of the Profits, Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such Unit will be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Treasury Regulations as determined in good faith by the Board; provided that, in connection with any Subsequent Acquisition, the apportionment method selected by the Board shall be subject to the consent of the GNC Member (not to be unreasonably withheld, conditioned or delayed), and the Company shall provide the GNC Member with any documentation, workpapers or calculations reasonably requested by the GNC Member supporting or substantiating such apportionment.

(ii) In the event that the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article V, the Board is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation will give rise to any claim or cause of action by any Member, provided such new allocations are consistent with the economic arrangement intended by the parties and do not have a disproportionately and materially adverse effect on any Member.

(iii) For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in Profits will be equal to its Percentage Interest.

5.06 Withholding. The Company may withhold from distributions or portions thereof, and may otherwise withhold and pay any amounts on account of taxes in respect of any Member (including in respect of any allocations to any Member, and including in connection with any “imputed underpayment” or other tax adjustment under the Code or any similar amount for state, local or other tax purposes), if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of U.S. federal, state, local or foreign taxes that the Board determines that the Company is required to withhold or pay with respect to such Member. Any amounts withheld pursuant to this Section 5.06 will be treated as having been distributed to such Member. To the extent that the cumulative amount of such withholding in respect of a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess will be considered a loan from the Company to such Member, with interest accruing at the Interest Rate. Any income from such deemed loan will not be allocated to or distributed to the Member requiring such loan. Such loan may, at the option of the Board, be satisfied (a) by recouping such amount out of the next distributions to which such Member would otherwise be subsequently entitled, or (b) by the immediate payment in cash by such Member to the Company of such excess amount. The Board, on behalf of the Company, may take any other action it determines to be necessary or appropriate in connection with any obligation or possible obligation to impose withholding pursuant to any tax law or to pay any tax with respect to a Member (including in connection with any “imputed underpayment” or other tax adjustment under the Code or any similar amount for state, local or other tax purposes).

5.07 Capital Return Distributions. If at any time the Company makes a Special Distribution and a distribution of Available Free Cash Flow to IVC in accordance with Section 5.03(a), the Company’s Available Cash exceeds the amount of such distributions by more than twenty five million dollars ($25,000,000) (such excess above $25,000,000, the “Excess Cash”), the Company shall then distribute to the Class A Members, on a pro rata basis (in the same proportion as the amounts contributed in accordance with Section 2.12 of the Master Agreement), the aggregate amount of such Excess Cash (a “Capital Return Distribution”) until the cumulative amount of all such Capital Return Distributions to each Class A Member is equal to the amount of the Capital Contribution made by such Class A Member in accordance with Section 2.12 of the Master Agreement.

ARTICLE VI.

TRANSFERS OF COMPANY INTERESTS

6.01 Transfers.

(a) Except for Transfers by a Member made in accordance with the requirements set forth in Sections 6.02 through 6.05, of this Agreement, no Member shall in any way, directly or indirectly (whether by act, omission or operation of Law, whether with or without consideration, whether voluntarily or involuntarily or by operation of Law), sell, exchange, transfer, hypothecate, gift, convey in trust, grant a security interest in, pledge, mortgage, assign, encumber, contribute or otherwise dispose of, or by adjudication of the Member as bankrupt, by assignment for the benefit of creditors, by attachment, levy or other seizure by any creditor (whether or not pursuant to judicial process), or by passage or distribution of Units under judicial order or legal process, carry out or permit the transfer of, all or any portion of such Member’s Units (any of the foregoing, a “Transfer”) without the prior written consent of the other Members (which consent is in the sole and absolute discretion of such other Members). Any Transfer not expressly permitted herein shall be void and of no effect.

(b) No Transfer may be made that would violate or be inconsistent with any other agreement a Member may have with the Company or would cause the number of securityholders of the Company to exceed the number that is fifty (50) less than the number of securityholders which would require the Company to register any securities of the Company under any applicable Law. No Transfer may be made unless the Transferee, at such Transferee’s sole cost and expense, (i) complies with the terms and conditions set forth in this Agreement (including Section 3.02), and (ii) unless waived by the Board (or a designee of the Board to whom such authority has been delegated), causes to be delivered to the Company a favorable opinion from legal counsel in form and substance reasonably acceptable to the Board (or a designee of the Board to whom such authority has been delegated), to the effect that such Transfer does not violate or result in registration being required under any applicable Law. In addition, such Transferee shall execute and deliver such other instruments and documents, in form and substance reasonably satisfactory to the Board (or a designee of the Board to whom such authority has been delegated) (including any instrument necessary to cause the Transferee to become a Member), as are reasonably requested by the Company in connection with such Transfer. The Transferee or the Transferor shall pay all reasonable expenses incurred by the Company in connection with such Transfer, including, without limitation, legal expenses for reviewing and preparing documents of Transfer. Upon compliance with all provisions of this Section 6.01(b), all other Members agree to execute and deliver such amendments hereto as are necessary to cause such Transferee to become a Member if requested by the Board.

(c) No Member may Transfer any Units to a GNC Competitor.

6.02 Certain Permitted Transfers. Notwithstanding anything to the contrary in Section 6.01(a), but subject to Section 6.01(b) and Section 6.01(c):

(a) A Member may Transfer all or a portion of such Member’s Units (i) to the Company, (ii) as permitted by and in accordance with Sections 6.03, 6.04, and 6.05, and (iii) pursuant to a Subsequent Acquisition in accordance with the terms and conditions set forth in the Master Agreement. In addition to any other notice requirements set forth herein, in the Master Agreement or in any other Transaction Document, a Transferring Member shall give notice to the Company of such Transfer at least five (5) Business Days prior to such Transfer. GNC shall not be permitted to Transfer any portion of GNC’s Units except in accordance with Section 6.01, and this Section 6.02(a) or pursuant to the Security Documents. In addition to the Transfers contemplated by Section 6.02(a)(i)-(iii), IVC may Transfer all or a portion of IVC’s Units to any Affiliate, provided such Transfer is completed in accordance with Section 6.01.

(b) A Transferee who becomes a Member pursuant to this Section 6.02 shall have, to the extent Transferred and upon compliance with all other terms and conditions applicable to such Transferee in this Agreement, the rights and powers, and shall be subject to the restrictions and liabilities, of a Member under this Agreement.

(c) Each Member shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order to expeditiously consummate a Transfer pursuant to Sections 6.03, 6.04 and 6.05 and any related transactions, including voting, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, furnishing information and copies of documents, filing applications, reports, returns, filings and other documents or instruments with Governmental Authorities, and otherwise cooperating with the prospective selling Member(s) and the proposed purchaser(s) to the extent reasonably requested; provided, however, that a Dragged Member or Tagging Member shall be obligated to become liable in respect of any representations, warranties, indemnities or otherwise to the proposed purchaser solely to the extent provided in Section 6.03 or 6.04, as applicable.

6.03 Drag-Along Rights.

(a) From and after the second (2nd) anniversary of the Effective Date, IVC shall have the right, at its option exercisable in its sole and absolute discretion, to require all other Members (for the purposes of this Section 6.03, each a “Dragged Member”) to sell all (but not less than all) of such Dragged Member’s Units, or in the event the Drag-Along Transaction is a sale of assets, participate in to the full extent of such Dragged Member’s Units, a Drag-Along Transaction (such rights, the “Drag-Along Rights”); provided, that, in connection with any such Drag-Along Transaction: (i) unless such Drag-Along Transaction is structured as a sale of all of the Units or a reverse triangular merger, the third-party purchaser shall assume or guaranty the Company’s obligations under the GNC Supply Agreement, and (ii) the third party purchaser must not be a GNC Competitor.

(b) If IVC exercises its Drag-Along Rights under Section 6.03(a), it shall notify each Dragged Member and the Company in writing of the proposed Drag-Along Transaction no less than thirty (30) days prior to the contemplated consummation date of the proposed Drag-Along Transaction (the “Drag-Along Notice”). Any such Drag-Along Notice shall set forth: (i) a description of the proposed Drag-Along Transaction, (ii) the identity of the proposed Transferee and (iii) the proposed amount and form of consideration and terms and conditions of payment offered by the proposed Transferee. Any proposed Transfer or Drag-Along Transaction pursuant to this Section 6.03 that is not consummated within one-hundred eighty (180) days following the date of the Drag-Along Notice shall again be subject to the notice provisions of this Section 6.03(b). IVC may rescind any Drag-Along Notice at any time.

(c) The aggregate net transaction proceeds payable for the Units purchased by the proposed Transferee will be allocated among IVC and the Dragged Members based upon the Hypothetical Value of such Member’s Units with respect to such Drag-Along Transaction.

(d) Except as set forth in Section 6.03(f)-(h), each Dragged Member shall be required to participate in the Drag-Along Transaction on the terms and conditions set forth in the Drag-Along Notice. All Dragged Members shall cooperate in, and shall take all actions that IVC deems reasonably necessary or desirable to consummate the Transfers contemplated by this Section 6.03, including, (i) voting (and if applicable, causing each of its Affiliates to vote) their respective Units in favor of the Drag-Along Transaction, (ii) voting (and if applicable, causing each of its Affiliates to vote) their respective Units in opposition to any and all other proposals that could oppose, prevent, delay, or impair the IVC’s ability to close the Drag-Along Transaction, (iii) refraining from depositing (and if applicable causing each of its Affiliates to refrain from depositing) any Units in a voting trust or subjecting any such Units to any arrangement or agreement with respect to voting any such Units, unless IVC specifically so requests in connection with the Drag-Along Transaction and (iv) entering into a definitive purchase or merger agreement with IVC and the proposed Transferee and all other agreements, documents and instruments relating to the Drag-Along Transaction in the form presented by IVC as may be reasonably requested by IVC and consistent with the terms hereof.

(e) All Dragged Members shall, to the extent permitted by applicable Law, waive any dissenters’ or appraisal rights to which they may be entitled under applicable Law or contract with respect to the Drag-Along Transaction.

(f) All reasonable costs and expenses incurred by the Company and the Members (including IVC and the Dragged Members) in connection with any Drag-Along Transaction (whether or not consummated), including all reasonable attorneys’ fees and expenses, all accounting fees and expenses and all finders, brokerage or investment banking fees, expenses or commissions, shall be borne pro-rata by the Members in accordance with their Percentage Interests; provided that any expenses incurred by the Company or a Member for the sole benefit of such Member shall be borne entirely by such Member.

(g) All indemnity obligations of each Dragged Member in any Drag-Along Transaction will be capped at the amount of net transaction proceeds received by such Dragged Member in connection with the Drag-Along Transaction; provided, however, that, in the case of a breach of a representation or warranty of a Dragged Member by such Dragged Member (as opposed to a breach of a representation or warranty of the Company), such Dragged Member will be liable for one hundred percent (100%) of any indemnity obligations arising therefrom. In no event shall any Dragged Member be obligated to agree to any non-compete or non-solicit covenants in connection with a Drag-Along Transaction unless (i) IVC is obligated to agree to substantially similar covenants and (ii) such covenants do not restrict in any material respect the ability of such Dragged Member or its Affiliates to operate its or their business in ordinary course consistent with how such business is then conducted.

(h) No Dragged Member will be obligated to make any representations or warranties in connection with the Drag-Along Transaction, except as to (i) good and valid title to the Units being Transferred; (ii) the absence of liens, with respect to the Units being Transferred; (iii) such Dragged Member’s valid existence and good standing (if applicable); (iv) the legal capacity and authority for, and validity, binding effect and enforceability of (as against such Dragged Member), any agreement entered into by such Dragged Member in connection with the Drag-Along Transaction; (v) all required consents and approvals to the Dragged Member’s Transfer of such Units having been obtained (excluding securities laws); and (vi) the fact that no broker’s commission or finder’s fee is payable by the Dragged Member as a result of the Dragged Member’s conduct in connection with the Drag-Along Transaction. All representations and warranties made by any Dragged Member in connection with the Drag-Along Transaction shall be on a several and not joint basis.

(i) The provisions of Section 6.04 shall be subordinate to and shall not apply to any Transfer or exercise of rights contemplated by this Section 6.03. For the avoidance of doubt, to the extent that IVC proposes a transaction that would trigger both the provisions of Section 6.03 and Section 6.04, this Section 6.03 shall control with respect to such transaction.

6.04 Tag-Along Rights.

(a) Subject to Section 6.04(f), and notwithstanding anything contained in this Agreement to the contrary, IVC and its Transferees shall be permitted to Transfer any portion or all of the Units held by such Member (for the purposes of this Section 6.04, each a “Tag-Along Seller”) in connection with any bona fide arm’s length transaction or series of related transactions (each, a “Tag-Eligible Sale”) to any third party (other than a GNC Competitor); provided, that, for the avoidance of doubt, a Transfer by IVC and its Transferees to the Company or another Member or to an Affiliate of IVC shall not be considered a Tag-Eligible Sale). If a Tag-Along Seller proposes to Transfer any portion of the Units held by such Member in a Tag-Eligible Sale, then each Member (other than such Tag-Along Seller) (each, a “Tag Holder”) shall have the right to require the proposed Transferee to purchase up to a number of such Tag Holder’s Units equal to (i) the total number of Units (on an as-converted basis, if and to the extent applicable) that the proposed Transferee has agreed or committed to purchase in the Tag-Eligible Sale multiplied by (ii) a fraction, the numerator of which is the aggregate number of Units (on an as-converted basis, if and to the extent applicable) owned by the Tag Holder and the denominator of which is the aggregate number of outstanding Units (on an as-converted basis, if and to the extent applicable), on the same terms, conditions and equivalent type and amount of consideration payable per Unit as such Tag-Along Seller(s) (the “Tag-Along Rights”).

(b) Any Tag-Along Seller shall notify each Tag Holder and the Company in writing of the proposed Tag-Eligible Sale no less than thirty (30) days prior to the contemplated consummation date of the proposed Tag-Eligible Sale (the “Tag-Along Notice”). Any such Tag-Along Notice shall set forth: (i) a description of the proposed Tag-Eligible Sale, (ii) the name of the proposed Transferee, (iii) the total number of Units proposed to be Transferred by the Tag-Along Sellers, and (iv) the proposed amount and form of consideration and terms and conditions of payment offered by the proposed Transferee. If a Tag Holder elects to exercise its Tag-Along Rights, (i) such Tag Holder shall notify the Tag-Along Seller and the Company in writing of such proposed exercise no less than fifteen (15) days following such Tag Holder’s receipt of the Tag-Along Notice (each a “Tagging Member”) and (ii) the closing of such Tagging Member’s Transfer in connection with the Tag-Eligible Sale will be governed by the terms and conditions of the closing of the Tag-Eligible Sale. If a Tag Holder fails to notify the Tag-Along Seller and the Company of its intent to exercise such Tag-Along Rights within such fifteen (15) day period, such Tag Holder shall be deemed to have waived, and shall forfeit, such Tag-Along Rights with respect to such Tag-Eligible Sale. Any proposed Tag-Eligible Sale that is the subject of a Tag-Along Notice that is not consummated within one-hundred twenty (120) days following the date of the Tag Notice shall again be subject to the notice provisions of Section 6.04 and shall require compliance by the Members with the procedures described in this Section 6.04(b). IVC may rescind any Tag-Along Notice at any time.

(c) The number of Units being purchased from the Tag-Along Seller and any Tagging Members will be reduced on a pro rata basis if the proposed Transferee will not purchase all the Units being offered. The aggregate net transaction proceeds payable for the Units purchased by a Transferee in a Tag-Eligible Sale will be allocated among the Tag-Along Seller and the Tagging Members based upon the Hypothetical Value of such Member’s Units so Transferred.

(d) All reasonable costs and expenses incurred by the Company, the Tag-Along Seller(s) and the Tagging Member(s) in connection with such Tag-Eligible Sale, including all reasonable attorneys’ fees and expenses, all accounting fees and expenses and all finders, brokerage or investment banking fees, expenses or commissions, shall be borne pro-rata by the Tag-Along Seller(s) and the Tagging Member(s) based upon the relative transaction consideration to which each seller is entitled in such Tag-Eligible Sale; provided that any expenses incurred by the Company or a Member for the sole benefit of such Member shall be borne entirely by such Member.

(e) The Tagging Member(s) shall make all representations or warranties made by the Tag-Along Seller, which will be negotiated between IVC and the proposed Transferee. All indemnity obligations of each participating Member (including the Tag-Along Seller(s) and the Tagging Member(s)) in connection with the Tag-Eligible Sale will be on a several and not joint basis, will be on a pro-rata basis based on the relative transaction proceeds received by each seller in such Tag-Eligible Sale, and will be capped at the amount of net transaction proceeds received by such Member in connection with the Tag-Eligible Sale; provided, however, that, in the case of a breach of a representation or warranty of a Member by such Member (as opposed to a breach of a representation or warranty of the Company), such Member will be liable for one hundred percent (100%) of any indemnity obligations arising therefrom.

(f) The provisions of this Section 6.04 shall be subordinate to those of Section 6.03, and shall not apply to Transfers under Section 6.03. For the avoidance of doubt, to the extent that IVC proposes a transaction that would trigger both the provisions of Section 6.03 and Section 6.04, Section 6.03 shall control with respect to such transaction.

6.05 Acceleration of Subsequent Acquisitions.

(a) At any time after the second (2nd) anniversary of the Effective Date, if the Put Conditions are then satisfied, GNC may elect to sell to IVC all of the then-Remaining Interests (such election, the “Put Right”) by delivering a written notice to IVC (a “Put Notice”) setting forth the estimated purchase price for the Remaining Interests (calculated in accordance with Section 6.05(d)) and a target closing date for such sale between thirty (30) and ninety (90) days after the date of such Put Notice. Upon receipt of a valid Put Notice, IVC shall be obligated to purchase the then-Remaining Interests pursuant to the terms set forth in this Section 6.05. Such Put Notice shall include a certificate dated as of such Put Notice signed by an officer of GNC to the effect that the Put Conditions are then satisfied, together with evidence reasonably satisfactory to IVC that the Put Conditions are then satisfied.

(b) At any time after the second (2nd) anniversary of the Effective Date, IVC may elect to purchase from GNC (such election, the “Call Right”), and in such event GNC shall be obligated to sell to IVC, all of the then-Remaining Interests, by delivering a written notice to GNC (a “Call Notice”) setting forth a target closing date for such purchase between thirty (30) and ninety (90) days after the date of such Call Notice. Upon receipt of a valid Call Notice, GNC shall be obligated to sell the then-Remaining Interests pursuant to the terms set forth in this Section 6.05.

(c) No later than thirty (30) days after receipt of the Put Notice and no later than fifteen (15) days after delivery of a Call Notice, as applicable, IVC shall prepare and deliver to GNC the following (the “Put-Call Statement”) information, prepared in accordance with GAAP applied in a manner consistent with the principles applied in connection with the Reference Balance Sheet (as defined in the Master Agreement):

(i) an unaudited balance sheet of the Company as of and at the close of business on the month-end immediately prior to such Put Notice or Call Notice, as applicable;

(ii) a statement of income for the trailing twelve (12)-month period immediately preceding the month-end immediately prior to such Put Notice or Call Notice, as applicable; and

(iii) a statement setting forth (A) the LTM Gross Revenue, (B) the LTM Gross Revenue Adjustment (as defined in, and calculated in accordance with, the Master Agreement) to be applied to such LTM Gross Revenue (such LTM Gross Revenue as adjusted by the LTM Gross Revenue Adjustment, the “Adjusted LTM Gross Revenue”); provided, that, for the avoidance of doubt, the LTM Gross Revenue Adjustment shall only be applied to the LTM Gross Revenue if the Put Notice or Call Notice, as applicable, is delivered following the third (3rd) anniversary of the Effective Date, and (C) the applicable Put-Call Price.

(d) The purchase price for any sale pursuant to the exercise of the Put Right or the Call Right, as applicable (the “Put-Call Price”) shall be derived from the Initial Valuation (i.e. $75,000,000 with respect to the Remaining Interests held by GNC as of the date hereof / $125,000 per Unit) (the “Base Purchase Price”); provided that if, as of the last day of the most recent month ended prior to delivery of the Put Notice or Call Notice, as applicable, the LTM Gross Revenue or Adjusted LTM Gross Revenue (as applicable) is less than 97% or greater than 105% of the Target Gross Revenue (as defined in the Master Agreement), then the Put-Call Price shall be an amount equal to (i) the Base Purchase Price, multiplied by (ii) a fraction, the numerator of which is the LTM Gross Revenue or Adjusted LTM Gross Revenue (as applicable) as of such date and the denominator of which is the Target Gross Revenue.

(e) If GNC shall disagree with the calculations of the LTM Gross Revenue, the LTM Gross Revenue Adjustment (if applicable) or the Put-Call Price included in a Put-Call Statement, it shall notify IVC of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within fifteen (15) days after its receipt of such Put-Call Statement. In the event that GNC does not provide a notice of disagreement within such fifteen (15)-day period, GNC and IVC shall be deemed to have agreed to such Put-Call Statement and the calculations of the LTM Gross Revenue, the LTM Gross Revenue Adjustment or the Put-Call Price delivered by IVC, which shall be final, binding and conclusive for all purposes hereunder. In the event any notice of disagreement is timely provided, GNC and IVC shall use reasonable best efforts for a period of ten (10) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of LTM Gross

Revenue, the LTM Gross Revenue Adjustment (if applicable) or the Put-Call Price. If, at the end of such period, they are unable to resolve such disagreements in writing, then any such remaining disagreements shall be resolved in accordance with the dispute resolution provisions set forth in Section 3.03(c) of the Master Agreement.

(f) The obligation of the parties to consummate the transaction contemplated by this Section 6.05 is subject to the satisfaction, or waiver, on or prior the date of such consummation of the conditions set forth in Section 3.05 of the Master Agreement.

(g) GNC hereby agrees that it shall, promptly upon receipt of the Put-Call Price pursuant to this Section 6.05, use or cause to be used all of such funds to first repay the amounts owed by GNC to Parent pursuant to the Initial Contribution Agreement and then, upon receipt by Parent of such funds as a result of GNC’s payment pursuant to the Initial Contribution Agreement, cause Parent to use all of such funds to repay the amounts owed under the GNC Credit Facilities. GNC shall promptly provide IVC with reasonable written evidence of such payments.

(h) It is understood that IVC may assign all or any portions of its obligations with respect to the purchase of the then-Remaining Interests pursuant to this Section 6.05 (i) to one or more Affiliates upon prior written notice to, and (ii) with the consent (which consent shall not be unreasonably withheld, delayed or conditioned) of GNC (it being understood that GNC may reasonably withhold its consent to any assignment to a GNC Competitor), and in each case subject to compliance by such assignee with the terms and conditions of this Agreement.

6.06 Pre-Emptive Rights.

(a) Each Class A Member (for the purpose of this Section 6.06, each a “Pre-Emptive Right Holder”) shall have the right to purchase such Pre-Emptive Right Holder’s Percentage Interest (for the purpose of this Section 6.06, the “Pre-Emptive Allocation”), or any lesser number, of any New Securities that the Company may, from time to time, propose to sell and issue.

(b) In the event the Company proposes to undertake an issuance of New Securities, it will give each Pre-Emptive Right Holder written notice of such issuance (which notice shall be delivered at least fifteen (15) days prior to such issuance), describing the New Securities and the price and terms upon which the Company proposes to issue the same, and setting forth the number of Units or other New Securities which such Member is entitled to purchase pursuant to such Member’s Pre-Emptive Allocation and the aggregate purchase price therefor. Each Pre-Emptive Right Holder will have ten (10) days from the date of delivery of any such notice from the Company to irrevocably agree to purchase a specified portion of such New Securities up to such Member’s Pre-Emptive Allocation, for the price and upon the terms specified in the notice (provided, however, that the Pre-Emptive Right Holders shall be entitled to pay cash in lieu of any non-cash consideration in an amount equal to the Fair Market Value of such non-cash consideration) by giving irrevocable written notice to the Company and stating therein the quantity of New Securities to be purchased, which shall constitute a binding agreement of such Pre-Emptive Right Holder. If, at the termination of the ten (10) day period, any Pre-Emptive Right Holder shall not have exercised its right to purchase any of such Pre-Emptive Allocation, such Pre-Emptive Right Holder shall be deemed to have waived all of its rights under this Section 6.06.

(c) In the event that after said ten (10) day period there exists any amount of New Securities that have not been purchased pursuant to this Section 6.06, the Company will have one hundred twenty (120) days thereafter to sell such unpurchased New Securities, at a price and upon such other terms no more favorable to the purchasers thereof (which purchasers may be the other Members) than those specified in the Company’s notice. In the event the Company has not sold such New Securities within said 120-day period, the Company will not thereafter issue or sell any New Securities without first offering such New Securities to each Pre-Emptive Right Holder in the manner provided above.

(d) Notwithstanding anything herein to the contrary, the pre-emptive rights granted by this Section 6.06 shall be exercisable only by “accredited investors” as defined under Section 501 of Regulation D of the Securities Act. In the event that exercise of a Pre-Emptive Right Holder’s right under this Section 6.06 would require under applicable law the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the issuance, such Pre-Emptive Right Holder shall not have the right to participate in the issuance. Without limiting the generality of the foregoing, it is understood and agreed that the Company has no obligation to effect a registration of such securities under the Securities Act or similar state statutes in order to give effect to a Pre-Emptive Right Holder’s rights under this Section 6.06.

(e) The closing of any sale of New Securities shall be on or around the date set forth in the notice provided by the Company pursuant to Section 6.06(b); provided, however, that such date shall be extended as to any participating Pre-Emptive Right Holder for up to thirty (30) days (or such longer period as may be approved by the Company, which approval shall not be unreasonably delayed or withheld) for purposes of obtaining any necessary approvals from Governmental Authorities. The exercise or non-exercise of the rights of the Pre-Emptive Right Holders under this Section 6.06 shall not adversely affect their rights to participate in subsequent offerings of New Securities subject to Section 6.06.

(f) The Company may condition the participation of the Pre-Emptive Right Holder upon the purchase by such Pre-Emptive Right Holder of any securities (including debt securities) other than New Securities (“Other Securities”) in the event that the participation of any Person who is not a Pre-Emptive Right Holder in such issuance (a “Prospective Subscriber”) is so conditioned. In such case, each Pre-Emptive Right Holder exercising its right under this Section 6.06 shall acquire, together with the New Securities to be acquired by it, Other Securities in the same proportion to the New Securities to be acquired by it as the proportion of Other Securities to New Securities being acquired by a Prospective Subscriber in such issuance, on the same terms and conditions, as to all New Securities and Other Securities issued to Pre-Emptive Right Holders exercising their rights under this Section 6.06, as the Prospective Subscriber shall be issued New Securities and Other Securities.

(g) Notwithstanding the requirements of this Section 6.06, if the Board reasonably determines that compliance with this Section 6.06 prior to the issuance of New Securities would be reasonably expected to cause the Company to experience Financial Difficulties, the Company may proceed with the issuance or sale of New Securities prior to having complied with the provisions of this Section 6.06; provided, that, to the extent the issuance of such New Securities is subject to the preemptive rights set forth in this Section 6.06, the Company shall provide to each Pre-Emptive Right Holder (i) prior to such issuance, written notice of the Board’s determination (including the basis thereof) and (ii) following such issuance, prompt notice of such issuance and the written notice described in Section 6.06(b); provided, further, that each Pre-Emptive Right Holder shall be entitled to purchase from the Company, at the same price and on the same economic terms and otherwise on substantially on the same terms and conditions (provided, however, that the Pre-Emptive Right Holders shall be entitled to pay cash in lieu of any non-cash consideration in an amount equal to the Fair Market Value of such non-cash consideration), the same type of New Securities in the amount and on the terms and subject to the conditions prescribed in Section 6.06(b) by delivering a written notice to the Company in the manner set forth in Section 6.06(b). In such event, for all purposes of this Section 6.06(g), the number of New Securities each Pre-Emptive Right Holder shall be entitled to purchase shall be determined by taking into consideration the actual number of New Securities sold to the acquirer of such New Securities so as to achieve the same economic effect as if such offer would have been made prior to such issuance.

ARTICLE VII.

MANAGEMENT

7.01 Management.

(a) Except as (a) otherwise expressly provided in this Agreement, (b) provided by the Act, or (c) for situations in which the approval of one or more Members is expressly and specifically required by the terms of this Agreement, the power and authority to manage, direct and control the Company will be vested in a Board of Managers (the “Board”). The Board will have full, complete and exclusive authority to manage, direct and control the business, affairs and properties of the Company, to perform any and all other acts or activities customary or incident to the management of the Company’s activities, to bind or take any action on behalf of the Company, and to exercise any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments or other decisions) granted to the Company under this Agreement or any other agreement, instrument or other document to which the Company or any of its Subsidiaries is a party. Without limiting the generality of this Section 7.01, the Board shall have the power to exercise on behalf of and in the name of the Company all of the powers of a “manager” permitted under the Act.

(b) The Members shall have no power, as Members, to participate in the management of the Company except as expressly authorized by this Agreement or the Act. No Member, acting solely in the capacity as a Member, is an agent of the Company and unless expressly authorized to do so by the provisions hereof or by action of the Board, no Member may claim or exercise any authority to act, or to enter into any contract or agreement, or undertake or assume any obligation, debt or duty, on behalf of the Company.

(c) The initial annual budget of the Company for the Fiscal Year ended December 31, 2019 is set forth on Exhibit A; provided, that, on or around June 30, 2019, the Chief Executive Officer of the Company shall prepare a revised annual budget for the Fiscal Year ended December 31, 2019 to be approved by the Board (subject to Section 8.02(h)). The annual budget of the Company for any subsequent Fiscal Year shall be prepared by the Chief Executive Officer of the Company, subject to the approval of the Board (subject to Section 8.02(h)).

(d) The Parties hereby agree that the aggregate amount of all capital expenditures necessary for the repair of the roof at the Company’s Greenville facility (the “Greenville Expenditures”) (currently estimated to be three million three hundred forty five thousand two hundred and thirty two dollars ($3,345,232)) shall be reflected (either as a capital expenditure or reserve) in the Company’s annual budgets in equal installments over the three-year period beginning on the Effective Date. The annual budgets for such three-year period shall reflect the Greenville Expenditures in accordance with this Section 7.01(d).

7.02 Board.

(a) Composition.

(i) From the date hereof until the earlier of (1) the closing of the second Subsequent Acquisition or (2) such time as the GNC First Ownership Threshold is no longer satisfied (the date of such earlier occurrence, the “First Board Seat Termination Date”), the Board shall be comprised of five (5) managers as follows:

(A)	three (3) managers designated by IVC (each an “IVC Manager” and collectively the “IVC Managers”), who initially shall be Eric Bauer, Rich Connor and John Torphy; and

(B)	two (2) members designated by GNC (each a “GNC Manager” and collectively the “GNC Managers”), who initially shall be Tricia Tolivar and Guru Ramanathan.

(ii) From and after the First Board Seat Termination Date until such time as GNC does not hold any Units (the date of such time, the “Second Board Seat Termination Date”), the Board shall be comprised of five (5) members as follows:

(A)	four (4) IVC Managers; and

(B)	one (1) GNC Manager.

(iii) From and after the First Board Seat Termination Date until the Second Board Seat Termination Date, GNC shall have the right to one (1) board observer seat designated by GNC and reasonably acceptable to IVC (the “GNC Observer”). The GNC Observer will have the right to receive all materials shared with the Board and to attend (but not participate in) Board meetings; provided, however, that the Board shall be entitled to exclude the GNC Observer from all or a portion of a Board meeting or from receiving any such information to the extent the GNC Observer’s presence during all or such portion of an applicable meeting or receipt of information (x) could result in the waiver of attorney-client privilege as advised by outside counsel or (y) would be reasonably expected to result in an actual conflict of interest as reasonably determined by the Board. The GNC Observer shall have no voting rights with respect to actions taken or elected not to be taken, or any other matter otherwise considered, by the Board. The GNC Observer must at all times be an employee of GNC and in no event shall the GNC Observer be affiliated with, or otherwise provide services to, any GNC Competitor.

(iv) The rights of GNC set forth in this Section 7.02(a) shall be personal to GNC and only be exercisable by GNC and in no event shall such approval or designation rights inure to the benefit of any other person, including, without limitation, any successors and assigns of GNC. GNC shall not assign the rights set forth in this Section 7.02(a), whether by operation of Law or otherwise, and any such assignment in contravention hereof shall be null and void.

(v) From and after the Second Board Seat Termination Date, the Board shall consist of five (5) members designated by IVC, GNC shall have no rights to designate any Manager and GNC’s right to designate the GNC Observer shall be terminated. On the First Board Seat Termination, GNC shall promptly cause one (1) GNC Manager to resign from the Board. In the event that GNC or such GNC Manager fails to take such action, IVC shall select which GNC Manager appointed by GNC shall be removed and such GNC Manager shall be, and shall be deemed, removed from the Board. On the Second Board Seat Termination Date, GNC shall promptly cause the remaining GNC Manager and the GNC Observer to resign. In the event that GNC fails to take such action, IVC shall remove such GNC Manager and the GNC Observer from the Board.

(vi) Meetings of the Board shall be presided over by the Chairman of the Board (the “Chairman”) except as otherwise provided upon the vote of the majority of the Managers. IVC shall designate one of the Managers to serve as the Chairman. The initial Chairman shall be Eric Bauer. The Chairman may resign, or may be removed with or without cause by the vote of the majority of the IVC Managers. The resulting vacancy shall be filled by IVC by designating another Manager to serve as the Chairman. If, at any meeting of the Board, the Chairman is absent, then the IVC Managers who are present shall designate a Manager to serve as the interim-Chairman for such meeting.

(b) Quorum.

(i) From and after the Effective Date until the First Board Seat Termination Date, a quorum for any meeting of the Board or any committee thereof will require the attendance (telephonically or in person) of a majority of the full Board or the applicable committee, including in each case at least two (2) IVC Managers and one (1) GNC Manager. Notwithstanding the foregoing, in the event that at least one (1) GNC Manager fails to attend two (2) consecutive meetings of the Board or any committee thereof for which proper notice was provided to all GNC Managers and which meetings were at least five (5) days apart, the requirement that a quorum include at least one (1) GNC Manager shall be eliminated with respect to the next meeting, provided that proper notice of such meeting is provided to all GNC Managers. Each of the Managers shall be provided with reasonable advance notice (not less than 72 hours) of any meeting of the Board and a reasonable number of options of reasonable times and dates for such meeting to be held (such notice, “Reasonable Notice”).

(ii) After the First Board Seat Termination Date, a quorum for meetings of the Board will require the attendance (telephonically or in person) of the majority of the Managers of the entire Board (which majority may, for the avoidance of doubt, include only IVC Managers). Each of the Managers shall be provided with Reasonable Notice.

(c) Board Actions. Actions of the Board shall require (i) the affirmative vote of at least a majority of the Managers present at a duly-convened meeting of the Board at which a quorum is present or (ii) the unanimous written consent of the Board in accordance with the this Section 7.02(c). Any action permitted or required by applicable Law or Permit or this Agreement to be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all of the Managers. Such consent will have the same force and effect as an affirmative vote at a duly constituted meeting which is cast by the Managers, and the execution of such consent will constitute attendance or presence in person at a meeting of the Board. The voting rights on the board of managers or board of directors of each of the Company’s Subsidiaries of the persons serving on any such boards shall be commensurate with the voting rights of the directors with respect to the Board.

(d) Committees of the Board. The Board shall establish such committees as the Board shall deem necessary or convenient from time to time. From the Effective Date until the Second Board Seat Termination Date, all committees of the Board will include at least one (1) GNC Manager and at least two (2) IVC Managers.

(e) Vacancies; Removal.

(i) Members of the Board shall serve from their designation in accordance with the terms hereof until their resignation, death or removal in accordance with the terms hereof. A person shall become a Manager and member of the Board effective upon receipt by the Company at its principal place of business of a written notice addressed to the Board (or at such later time or upon the happening of some other event specified in such notice) of such person’s designation from the Member entitled to designate such Manager pursuant to Section 7.02(a); provided, that the persons specifically named in Section 7.02(a) shall be members of the Board commencing on the Effective Date without further action. A member of the Board may resign as such by delivering his, her or its written resignation to the Company at the Company’s principal office addressed to the Board. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(ii) Except as provided in Section 7.02(a)(v), any Manager appointed pursuant to Section 7.02(a) may resign, or may be removed either with or without cause solely at the direction of the Member who designated such Manager, or (ii) upon death, disability, incapacity or disqualification of such Manager.

(iii) In the event that any designee under Section 7.02(a) for any reason ceases to serve as a Manager, (i) the resulting vacancy on the Board shall be filled by a Person that is designated by the Member originally entitled to designate such Manager pursuant to Section 7.02(a) (provided, that, if any Member fails to designate a person to fill a vacancy on the Board pursuant to the terms of this Section 7.02(e), such vacant directorship shall remain vacant until such directorship is filled pursuant to this Section 7.02(e)), and (ii) such designee shall be removed promptly after such time from each committee of the Board.

(f) Compensation. Each Manager designated pursuant to Section 7.02(a) above shall be entitled to reimbursement from the Company for his or her reasonable and documented out of pocket expenses (including travel) incurred in attending any meeting of the Board or Subsidiary board of directors or any committee thereof, pursuant to Company policy. Except as set forth in the preceding sentence, the Managers will not be entitled to any compensation.

(g) Subsidiaries. The Company shall at all times cause the board of managers, board of directors or other governing body of each Subsidiary of the Company to be operate, including in form and composition (including the specific identities of each Manager), in accordance with this Section 7.02.

(h) Meetings. The Company shall use its reasonable best efforts to ensure that meetings of its Board are held at least once each quarter. Any Manager shall have the right to call a meeting of the Board. Meetings may be held in person, by telephone, or any other means by which the Managers can effectively communicate. Any Manager attending or participating in a meeting of the Board will be deemed to have waived any notice requirement unless his or her presence at such meeting was for the sole purpose of objecting to the failure of notice.

(i) Manager & Officer Liability Insurance. The Company shall purchase and maintain customary manager and officer liability insurance (with the amount of the coverage determined by the Board), or shall reimburse IVC to the extent the Company is covered under manager and officer liability insurance policies of IVC, for the benefit of all Persons who are or were Managers or Officers of the Company.

7.03 Limitation of Duties and Liability. To the maximum extent permitted by applicable Law, except as otherwise provided herein or in any agreement entered into by such Person and the Company, (a) no Member or Manager (in its or his capacity as such) shall have any duties (including the duty of loyalty, the duty of care or any other fiduciary duty) or liabilities relating thereto to the Company, the Members or the other Managers, (b) no Manager and no Member and none of their respective Affiliates, employees, agents and representatives shall be liable to the Company or to any Member for any act or omission performed or omitted by such Person in its capacity as a Member or Manager and (c) the Company and each Member hereby waives any claim or cause of action against each Manager and each Member and their respective Affiliates, employees, agents and representatives for any breach of any duty (including the duty of loyalty, the duty of care or any other fiduciary duty) to the Company or its Members or any of the Company’s Subsidiaries by any such Person, including, without limitation, as may result from any conflict of interest, including a conflict of interest between the Company or its Members or any of the Company’s Subsidiaries and such Person or otherwise, any breach of any duty (including the duty of loyalty, the duty of care or any other fiduciary duty); provided that, with respect to actions or omissions by a Manager, such waiver shall not apply to the extent the act or omission was attributable to such Manager’s gross negligence, willful misconduct, bad faith, knowing or reckless breach of Indemnitee’s obligations under this Agreement, or fraud or knowing violation of law, in each case, as determined by the Board (excluding such Manager) or as determined by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Accordingly, subject to the preceding sentence, each Manager shall be entitled to act solely on behalf, and in the interests, of the Member that has designated such Manager. Moreover, except as expressly provided herein (or in an employment agreement or an award agreement to which such Member, Manager or Affiliate is subject, if any), each Member and Manager, and each of their respective Affiliates, shall be free to engage or invest in, and devote his or its and their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company or the other Members, and neither the Company nor any other Person will have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Person (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity will not be deemed wrongful or improper. No notice, approval or other sharing of any such other opportunity or activity will be required. The legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive venture or activity to the fullest extent permitted by applicable Law.

7.04 Officers; Managers.

(a) Officers. The Board may, from time to time, designate one or more Persons to be Officers of the Company, with such titles as the Board may assign to such Persons. No Officer need be a Member or a resident of the State of Delaware. Officers so designated will have such authority and perform such duties as the Board may, from time to time, delegate to them and, unless otherwise specified by the Board, will have the authority and responsibilities generally held by officers of a Delaware corporation holding the same titles; provided, that, the business and affairs of the Company will be managed and all Company powers will be exercised under the ultimate direction of the Board, subject to GNC’s consent rights with respect to the Special Actions. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the Officers and agents of the Company will be fixed from time to time by the Board. Any Officer may resign as such at any time. Such resignation will be made in writing and will take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. Any Officer may be removed as such, either with or without cause, by the Board (or its designee), in its sole discretion. Any vacancy occurring in any office of the Company may be filled by the Board. Designation of an Officer shall not of itself create contractual rights. Each Officer, in the performance of his or her duties as such, shall owe to the Company and the Members duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware, as limited or modified by the terms of this Agreement. Each Officer shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of, or failure to act by, such Officer in good faith reliance on such advice shall in no event subject such Officer or any of such Officer’s Affiliates, employees, agents or representatives to liability to the Company or any Member. As of the date hereof, the Board hereby appoints the persons listed below as the officers of the Company:

(i) Ming Dai – Chief Executive Officer and President

(ii) Eric Bauer – Chief Financial Officer

(iii) Steven Vermillion – Vice President of Finance

(iv) Thomas Balding – Controller

(v) Bence Rabo – General Counsel and Secretary

(b) Separate Interests. A Manager, in performing his or her obligations under this Agreement, may act or omit to act at the direction of any Class A Member, considering only such factors, including the separate interests of any Class A Member and its Affiliates (which interests may differ from, and be given priority over, the interests of the Company or any other Member), as such Manager or Class A Member chooses to consider, and any action of a Manager or failure to act, taken or omitted in good faith reliance on this Section 7.04(b) will not constitute a breach of any duty (including any fiduciary duty) on the part of any such Manager or any Class A Member to the Company or any other Member or Manager. The provisions of this Agreement, to the extent that they modify or eliminate the duties (including fiduciary duties) and liabilities of any Manager or Member and their respective Affiliates, employees, agents and Representatives otherwise existing at Law or in equity, are agreed by the Company and each Member to modify or eliminate to that extent such other duties and liabilities of such Person to the fullest extent permitted by applicable Law. Each Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of, or failure to act by, such Manager in good faith reliance on such advice shall in no event subject such Manager or any of such Manager’s Affiliates, employees, agents or representatives to liability to the Company or any Member.

7.05 Indemnification.

(a) Indemnification. Subject to the provisions of this Section 7.05, and to the maximum extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), the Company shall indemnify and hold harmless each present and former Officer, Manager and the Partnership Representative (in each case in his, her or its capacity as such) (each an “Indemnitee”) against, any and all losses, liabilities and reasonable expenses, including attorneys’ fees, arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Manager, Officer or Partnership Representative, or by reason of its involvement in the management of the affairs of the Company, whether or not it continues to be such at the time any such loss, liability or expense is paid or incurred. Notwithstanding the foregoing, no Indemnitee will be held harmless or indemnified under this Section 7.05 for any losses, liabilities or expenses arising out of the gross negligence, fraud, intentional misconduct, knowing or reckless breach of Indemnitee’s obligations under this Agreement, or knowing violation of Law or Permit, or bad faith of such Indemnitee, as determined by the Board (acting solely through its disinterested Managers) or special legal counsel selected by such disinterested Managers. The rights of indemnification provided in this Section 7.05 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract or as a matter of applicable Law. To the extent an Indemnitee shall have received indemnity payments or advances (by insurance or otherwise) from any source other than the Company, such Indemnitee shall repay indemnification payments made by the Company in such amounts received.

(b) Payments Prior to Final Disposition. Except as limited by applicable Law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Company or a majority in interest of the Members against such Indemnitee), will be paid by the Company in advance of the final disposition of the proceeding, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 7.05 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured unless so determined by the Board. Any Indemnitee shall promptly seek recovery under any other indemnity or any insurance policies by which such Indemnitee may be indemnified or covered, as the case may be.

(c) Heirs and Representatives. The indemnification provided by this Section 7.05 will inure to the benefit of the heirs and personal representatives of each Indemnitee.

(d) Officers and Agents. The Company may, at the direction of the Board, indemnify and advance expenses to any employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Sections 7.05(a) and (b).

(e) Not Exclusive. The right to indemnification and the advancement and payment of expenses conferred in this Section 7.05 shall not be exclusive of any other right that an Indemnitee may have or hereafter acquire under any Law (common or statutory), provision of this Agreement, vote of the Board or otherwise.

(f) No Member Personal Liability for Indemnification. Any indemnification pursuant to this Section 7.05 will be made only out of the assets of the Company and will in no event cause any Member to incur any personal liability nor will it result in any liability of the Members to the Company or any third party beyond such Member’s Capital Account nor shall any Member be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

ARTICLE VIII.

MATTERS REQUIRING GNC CONSENT

8.01 First Ownership Threshold Special Actions. Provided the GNC First Ownership Threshold is satisfied, the Company shall not take any of the following actions without the prior written approval of GNC (such actions, the “GNC First Ownership Threshold Special Actions”), such approval not to be unreasonably withheld, delayed or conditioned:

(a) other than in connection with Section 6.03, acquire, sell or transfer any entity or business (whether by merger, purchase or sale of assets or stock or otherwise), in each case if the total purchase price exceeds twenty-five percent (25%) of the Fair Market Value of the Company immediately prior to such acquisition, sale, transfer or merger; or

(b) incur material indebtedness, except for routine indebtedness incurred in the ordinary course of business necessary for the operation of the business of the Company.

8.02 Second Ownership Threshold Special Actions. Provided the GNC Second Ownership Threshold is satisfied, the Company shall not take any of the following actions without the prior written approval of GNC (the “GNC Second Ownership Threshold Special Actions” and together with the GNC First Ownership Threshold Special Actions, the “Special Actions”), such approval not to be unreasonably withheld, delayed or conditioned:

(a) redeem or repurchase any Units or other equity securities of the Company other than (A) redemptions or repurchases expressly authorized in this Agreement, (B) repurchases or redemptions in which all Members are treated equally with respect to the terms of such repurchase or redemption (subject to appropriate and reasonable adjustment to reflect any differences in the rights, preferences and privileges of different series, class or type of Units) or (C) the repurchase or redemption of Units or other equity securities held by Managers, Officers, employees, consultants, independent contractors, advisors or other persons performing services for the Company (or a Subsidiary of the Company) pursuant to agreements under which the Company has the option to repurchase any such Units or other equity interests upon the occurrence of certain events, such as the termination of employment or other provision of services to the Company or any Subsidiary of the Company;

(b) issue (whether to one or more Members or any independent third party) any New Securities other than if the Company is experiencing Financial Difficulty;

(c) declare or set aside any dividend or make any distribution to any Member, other than Special Distributions or other distributions on a pro rata basis among all Members;

(d) materially change the nature of the Company’s business;

(e) voluntarily commence or consent to any bankruptcy, insolvency or similar proceeding or liquidation;

(f) make material changes to the accounting procedures, policies or principles of the Company unless such change is required by GAAP or applicable law or is reasonably necessary in connection with the consolidation of the Company’s financial statements with IVC;

(g) amend or otherwise modify the terms of this Agreement or similar governing documents of the Company or its Subsidiaries;

(h) approve or adopt an annual budget for the Company (including the Maintenance Expenditures budget) (or make any material deviation therefrom); provided that the written approval of GNC shall not be required if (A) the EBITDA of the Company in such annual budget meets or exceeds the actual EBITDA of the Company in the immediately preceding year and (B) the Maintenance Expenditure in such annual budget is not greater than twenty-five percent (25%) above the Maintenance Expenditure in the prior year’s budget (for the avoidance of doubt, in the event GNC’s consent is required and GNC and IVC are unable to agree on the annual budget for any given year, the Company shall continue to operate under the immediately preceding year’s annual budget until GNC and IVC agree on a new annual budget for the then-current year);

(i) any agreements, arrangements or understandings to be entered into by the Company or its Subsidiaries with either Member or its Affiliates, except to the extent such agreements, arrangements or understandings (A) (x) is for the performance of services or purchase of goods or other property that may at any time be necessary, proper, convenient or advisable in carrying on the business and affairs of the Company or its Subsidiaries or disposing of some or all of its assets and (y) is on terms no less favorable to the Company or any Subsidiary of the Company, as applicable, than could reasonably be expected to be obtained in a comparable transaction with a person that is not a Member or an Affiliate thereof; or (B) any Transaction Documents; provided, that, the arrangements set forth on Schedule 8.02(i) shall be deemed pre-approved except as set forth therein; or

(j) make any election, file any amended return, change any Tax accounting method or period or take any other action with respect to Taxes or otherwise which is reasonably likely to result in a material change to the Tax position of the Company or the Tax liability of the Members or the Company, in each case.

8.03 Transfer of Special Action Approval Rights. The approval rights with respect to each of the Special Actions shall be personal to GNC and only be exercisable by GNC and in no event shall such approval rights inure to the benefit of any other person, including, without limitation, any successors and assigns of GNC. GNC shall not assign such approval rights, whether by operation of law or otherwise, and any such assignment in contravention hereof shall be null and void.

8.04 Consent Requests. Notwithstanding the foregoing, if GNC fails to respond to any request for its approval with respect to any Special Action within ten (10) Business Days of such request being made, then notwithstanding anything herein to the contrary, the Company and the Board shall have the right to take such Special Action without GNC’s consent.

ARTICLE IX.

OTHER RIGHTS AND OBLIGATIONS OF MEMBERS AND THE COMPANY

9.01 Operation of the Company. Subject to Article VII and Article VIII, IVC shall maintain sole operational and strategic control over the Company, provided that, until such time as GNC does not hold any Units, the Company shall, and IVC shall cause the Company to:

(a) maintain accurate books and records of the Company to reflect its assets and liabilities and maintain proper and adequate internal accounting controls in a manner and to the level of detail reasonably sufficient to (i) prepare the consolidated financial statements of the Company and its Subsidiaries; (ii) permit the calculation of each Subsequent Purchase Price (as defined in the Master Agreement) and the Put-Call Price and (iii) otherwise comply with its obligations under this Agreement and the other Transaction Documents;

(b) not take any affirmative action to intentionally circumvent (i) the consummation of the Subsequent Acquisitions or (ii) the Company’s ability to make the Special Distributions; and

(c) maintain the existence and limited liability company status of the Company.

9.02 Information Rights. Each Class A Member will be entitled to receive the following information:

(a) as soon as practicable, but in no event later than 60 days after the end of each Fiscal Year, the Company shall furnish to the Class A Members, by electronic means or otherwise, unaudited consolidated financial statements of the Company for such Fiscal Year, prepared in accordance with GAAP applied on a basis consistent with prior periods (except that such financial statements need not include footnotes), including a balance sheet and related consolidated statements of income, Members’ equity and cash flow as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures from the previous Fiscal Year;

(b) as soon as available, but no later than one-hundred twenty (120) days following completion of each Fiscal Year, the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such Fiscal Year and the audited consolidated statements of income, cash flows and changes in Members’ equity for such year of the Company and the Subsidiaries, prepared in accordance with GAAP, setting forth in each case in comparative form the figures for the next preceding fiscal year, accompanied by the report of independent certified public accountants of recognized national standing selected by the Board;

(c) as soon as available, but no later than fifteen (15) days following completion of each fiscal quarter (other than the fourth fiscal quarter), the consolidated balance sheet of the Company and the Subsidiaries as at the end of such quarter and the consolidated statements of income, cash flows and changes in Members’ equity for such quarter and the portion of the fiscal year then ended of the Company and the Subsidiaries, setting forth in each case the figures for the corresponding periods of the previous fiscal year in comparative form, all in reasonable detail and all prepared in accordance with GAAP consistently applied, subject to the absence of footnote disclosures and normal year-end adjustments, and certified by the Chief Financial Officer of the Company (it being understood that such certifications shall not apply to any pre-Initial Closing period).

(d) as soon as available, but no later than ten (10) Business Days after the end of each monthly accounting period in each fiscal year, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, all prepared in accordance with GAAP consistently applied, subject to the absence of footnote disclosures and normal year-end adjustments, and certified by the Chief Financial Officer of the Company (it being understood that such certifications shall not apply to any pre-Initial Closing period).

(e) no later than the first board meeting of the first Fiscal Quarter of each year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its Subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

(f) promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its Subsidiaries; and

(g) promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its Subsidiaries, if any.

9.03 Insurance. The Company shall obtain and maintain and cause each of its Subsidiaries, if any, to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

9.04 Inspection. The Company shall permit and cause each of its Subsidiaries, if any, to permit each Class A Member and such persons as each Class A Member may designate, at such Class A Members’ expense, to visit and inspect any of the properties of the Company and its subsidiaries, examine their books and take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Company and its Subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Class A Member and such designees such affairs, finances and accounts), all at reasonable times during normal business hours and upon reasonable prior written notice and under reasonable circumstances, to the extent reasonably requested by such Class A Member and not disruptive to the affairs of the Company or any of its Subsidiaries, and provided that such Class A Member or designee has executed a confidentiality agreement in substance and form reasonably acceptable to the Company (or is otherwise subject to confidentiality restrictions pursuant to the terms of this Agreement or any other Transaction Document). Each Class A Member acknowledges and agrees that nothing herein or otherwise shall require the Company and/or any of its Subsidiaries to provide such Class A Member or its designee with access to any personnel, offices, properties, information, books and/or records of the Company and/or any of its Subsidiaries where such access would (in the good faith opinion of the Board) (i) be prohibited by or otherwise limited or restricted by, or be in violation of any applicable laws or regulations of any Governmental Authority (including anti-trust or anti-competition laws or regulations) or the provisions of any agreement (including any confidentiality obligations to which the Company and/or any of its Subsidiaries may be bound with respect to any of its other customers or vendors), (ii) cause competitive or commercial harm to the Company and/or any of its Subsidiaries, as determined in good faith by the Board and/or (iii) be unreasonable in terms of frequency or level of access; provided, that in the event any information is withheld pursuant to this sentence, the Company shall use commercially reasonable efforts to provide reasonable summaries of the information requested to the extent the Company is able to provide such reasonable summaries without violating the foregoing clauses (i), (ii) and (iii).

9.05 Compliance with Law. The Company shall, and shall cause its Subsidiaries to: (1) conduct their respective business in compliance, in all material respects, with all applicable Laws consistent with past practice and (2) obtain, make and maintain in effect, all material Permits from the relevant Governmental Authority or other Person required in respect of the due and proper establishment and operations of each of the Company and each of its Subsidiaries in accordance with applicable Laws; provided that in the case of (1) and (2), for the period beginning on the Effective Date and ending on the eighteen (18) month anniversary of the Effective Date, the Company shall not be in breach or violation of this Section 9.05, if the Company and its Subsidiaries are conducting their respective businesses generally consistent with such conduct during the one (1) year period prior to the Effective Date.

9.06 Schedule K-1 . The Company shall use commercially reasonable efforts to (i) provide to each Member an estimated Schedule K-1 no later than 90 days after the end of each Fiscal Year, (ii) provide to each Member a final Schedule K-1 no later than 150 days after the end of each Fiscal Year, and (iii) provide to such Member such other information reasonably requested by such Member in order for such Member to fulfill its U.S. federal, state and local tax reporting obligations. Each Member shall take reporting positions on such Member’s income tax returns consistent with the positions determined for the Company by the Board and the Schedule K-1 issued by the Company to each Member.

9.07 Confidentiality.

(a) No Member or Manager shall at any time (whether during or after the period such Person is a Member or Manager of the Company) (i) retain or use for the benefit, purposes or account of the Member or Manager or any other Person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approval) concerning the past, current or future business, activities and operations of the Company or its Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior authorization of the Board. Notwithstanding the foregoing, nothing in this Agreement shall preclude any Member or Manager from (A) disclosing Confidential Information to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, or to any Affiliate (or employee thereof), provided that any such Person described in this subclause (A) (other than Affiliates (or employee thereof) that is not under a pre-existing confidentiality obligation with respect to such Confidential Information that is similar in scope to the provisions of this Section 9.06(a) shall first agree in writing to be bound by terms no less restrictive than those provided for in this Section 9.06(a) in respect of such Confidential Information; provided further that if a Member or Manager provides Confidential Information to its Affiliates (or employees thereof), such Member of Manager shall be responsible for ensuring that such Affiliates (or employees thereof) maintain the confidentiality of such Confidential Information is accordance with this Section 9.06(a); (B) using any Confidential Information in any manner reasonably connected to its investment in the Company or the conduct of the Company’s business; (C) disclosing the Confidential Information in connection with a proposed transfer in accordance with this Agreement; and (D) disclosing the Confidential Information to the extent it is required to do so by applicable Law so long as such Member or Manager provides (to the extent practicable and/or legally permissible) the Company immediate notice of the Confidential Information that it is legally required to disclose so that the Company make seek an appropriate protective order or similar relief (and such Member or Manager shall cooperate with such efforts by the Company at the sole expense of the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation). Notwithstanding anything to the contrary contained herein, Confidential Information may not be disclosed to a competitor of the Company in reliance on subclause (A), (B) or (C).

(b) Confidential Information shall not include any information that is (i) generally known to the industry or the public other than as a result of the Member or Manager’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to the Member or Manager by a third party without breach of any confidentiality obligation; or (iii) required by Law, Permit or any governmental authority to be disclosed; provided that in connection with this sub-clause (b)(iii), the Member or Manager shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(c) Nothing in this Section 9.06 shall in any way limit or otherwise modify any confidentiality, non-competition or non-solicitation obligations of any Member pursuant to any other agreement with the Company or any of its Subsidiaries.

9.08 Debt Financing and Indebtedness Right of First Refusal. If the Company proposes to obtain debt financing or other indebtedness for any purpose following the Effective Date, IVC may, prior to the Company obtaining such financing or indebtedness, offer to provide such financing or indebtedness in a written notice to the Company, specifying in reasonable detail the terms and conditions of such proposed financing or indebtedness; provided, the terms are commercially reasonable and representative of the terms the Company could otherwise receive in the market. If the Board determines in accordance with Article VII and Article VIII of this Agreement that the terms are commercially reasonable, the Company shall accept such offer.

ARTICLE X.

TAXES

10.01 Tax Returns. The Board will cause to be prepared and timely filed all necessary U.S. federal, state and local income tax returns for the Company, including making the elections described in Section 10.02, and will furnish to each Member copies of all such returns that are actually filed promptly after their filing. Each Member will furnish to the Board all information in its possession as may be reasonably required to enable the Company’s income tax returns to be prepared and timely filed. The Board will prepare or cause to be prepared and timely filed all other U.S. federal, state and local tax returns for the Company and will furnish to each Member, upon request, copies of all such returns that are actually filed promptly after their filing.

10.02 Tax Elections. The Company will make the following elections in the appropriate manner:

(a) to adopt the calendar year as the Company’s Fiscal Year unless otherwise required by the Code;

(b) to adopt the accrual method of accounting;

(c) to adjust, pursuant to Section 754 of the Code, the basis of Company properties upon the distribution of Company property as described in Section 734 of the Code or a transfer of a Unit as described in Section 743 of the Code;

(d) to elect to amortize the start-up expenses of the Company under Section 195 of the Code ratably over a period of 180 months as permitted by Section 709(b) of the Code; and

(e) any other election the Board may deem appropriate and in the best interests of the Members.

It is the intent of the Members that so long as the Company has more than one Member, the Company shall be treated as a partnership for federal and, as applicable, state and local income tax purposes and, to the extent permitted by applicable Law, for state and local franchise and income tax purposes. So long as the Company has more than one Member, neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local law or to be treated as a corporation and no provision will be construed to sanction or approve such an election.

10.03 Partnership Representative.

(a) IVC is hereby designated as the Company’s “partnership representative” within the meaning of Code Section 6223 and any analogous provisions set forth in any applicable state or local tax Law, subject to replacement from time to time by the Board (in such capacities, the “Partnership Representative”). To the extent provided under the Code or applicable state, local or foreign tax Law, the Partnership Representative shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend the Company’s funds for professional services reasonably incurred in connection therewith, in each case subject to this Section 10.03. Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Partnership Representative shall be reimbursed for all reasonable out-of-pocket costs and expenses incurred in its performance of its duties as described herein.

(b) The Partnership Representative shall (i) promptly furnish to the Members all significant notices concerning administrative or judicial proceedings relating to federal income tax matters, (ii) inform each Member of all significant matters that come to its attention in its capacity as Partnership Representative by giving notice thereof reasonably promptly after becoming aware thereof and (iii) within a reasonable time, forward to each Member copies of all significant written communications it receives and submits in its capacity as Partnership Representative.

(c) The Partnership Representative may take any action or make any election (including the election under Section 6221(b) of the Code) contemplated to be taken by a partnership representative by the Code and the regulations promulgated thereunder, or otherwise relating to Sections 6221 through 6241 of the Code, and any other actions necessary or appropriate in connection with any audit or subsequent administrative proceeding relating to state, local or foreign income tax matters, with the consent of the Board. Without limiting the foregoing, the Partnership Representative shall not (i) settle any tax controversy, (ii) commence any judicial action with respect to any income tax matter or appeal any adverse income tax determination of a judicial tribunal, (iii) agree to extend the statute of limitations period of the Company in respect of any taxes, (iv) intervene in any action with respect to income taxes of the Company; (v) file any request for administrative adjustment with respect to income taxes of the Company; or (vi) make the election under Section 6226(a) of the Code, in each case, without first receiving approval from the Board; provided that, the Partnership Representative shall not settle any Tax controversy in a manner that binds a Member if such settlement disproportionately and materially adversely affects a Member without the consent of such Member.

(d) If the Company receives a notice of final partnership adjustment from the IRS, the Partnership Representative shall promptly furnish to each Member a reasonably detailed statement showing each Member’s share of any adjustment to income, gain, loss, deduction or credit (as determined in the notice of final partnership adjustment). The Board, in consultation with the Partnership Representative, shall determine whether to (i) make the election described in Section 6226(a) of the Code, (ii) require the Members to amend their tax returns pursuant to Section 6225(c)(2)(A) of the Code or comply with the alternative procedure pursuant to Section 6225(c)(2)(B) of the Code or (iii) cause the Company to pay the full amount of any imputed underpayment. If and to the extent the Company does not elect to apply Section 6226 of the Code to any adjustment, then the Company shall use commercially reasonable efforts to allocate the burden of any taxes, interest, penalties and related expenses that are payable by the Company as a result of such adjustment to the Members to which such taxes are attributable. In furtherance, and not in limitation, of the preceding sentence, each Member (including any Member that ceases to be a Member) agrees to pay to the Company, within thirty (30) days following a written demand by the Company, such Member’s allocable share of any taxes imposed on the Company pursuant to Section 6225 and the Company shall be entitled to withhold pursuant to Section 5.06 from any distributions otherwise payable to a Member such Member’s allocable share of such taxes.

(e) Each Member hereby agrees, upon request by the Company or the Partnership Representative, to timely provide any information and comply with any requirements (including the filing of any tax returns and the payment of any taxes) that the Partnership Representative determines is or are necessary or advisable to (i) reduce the amount of any tax (including an “imputed underpayment” within the meaning of Section 6225 of the Code or similar provisions of state, local or non-U.S. law), interest, penalties or similar amounts the cost of which is (or would otherwise be) borne by the Company (directly or indirectly) or (ii) make any election permitted by the Code and this Agreement.

(f) Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the Members and the Partnership Representative under this Section 10.03 (including any indemnification obligations) shall survive (i) any amendment to this Agreement with respect to any period prior to such amendment, (ii) the transfer by a Member of its Company Interest or a withdrawal by a Member or (iii) the liquidation or termination of the Company, and this Section 10.03 shall remain binding on the Members and the Partnership Representative after any such amendment, transfer, withdrawal, liquidation or termination for the period of time necessary to resolve any and all income tax matters relating to the Fiscal Years governed by terms of the Agreement.

ARTICLE XI.

CERTIFICATION OF INTERESTS; REPORTS; BANK ACCOUNTS

11.01 Certification of Units. If any Class A Member so elects at any time, (i) each Member will enter into an amendment to this Agreement which provides that this Section 11.01 will be amended and restated to allow for the certification of the Units and (ii) the Company will cause the Units in the Company to be evidenced by certificates. The Company will maintain books for the purpose of registering the transfer of Units. In the event a Class A Member elects to have its Units certificated, each certificate or other documents representing Units shall bear the following legend until such time as the Units represented thereby is no longer subject to the provisions hereof or such legend is no longer applicable (as determined by the Company in its sole direction):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER.

THE VOTING, SALE, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF MARCH 1, 2019 (AS THE SAME MAY BE AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

The Company will instruct any transfer agent not to register the Transfer of any Units until the conditions specified in the foregoing legend and this Agreement are satisfied.

11.02 Reports. The Company will cause to be prepared or delivered such reports as the Board may require. The Company will bear the costs of such reports.

11.03 Bank Accounts. The Board will cause the Company to establish and maintain one or more separate bank or investment accounts for Company funds in the Company’s name with such financial institutions and firms as the Board may select and with such signatories thereon as the Board may designate.

ARTICLE XII.

DISSOLUTION, LIQUIDATION, TERMINATION AND CONVERSION

12.01 Dissolution. The Company will dissolve, its assets will be disposed of, and its affairs will be wound up upon the first to occur of any of the following:

(a) the consent of a majority of the Board (including, prior to the Second Board Seat Termination Date, one (1) GNC Manager); or

(b) the occurrence of any other event causing dissolution of the Company under the Act;

provided that, upon dissolution pursuant to clause (b) of this Section 12.01, any or all of the remaining Members may elect to continue the business of the Company within 90 days after the occurrence of the event causing such dissolution. The death, resignation, withdrawal, admission, bankruptcy, insolvency or expulsion of any Member will not dissolve the Company.

12.02 Liquidation and Termination. On dissolution of the Company, a majority of the Board may appoint one or more other Persons as liquidator(s). The liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and the Act. The costs of liquidation will be borne as a Company expense. Until final distribution, the liquidator will continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(a) Accounting. As promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(b) Payments. The liquidator will pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge therefor (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine).

(c) Disposition of Assets. The Company will dispose of all remaining assets as follows:

(i) the liquidator may sell any or all Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Article V;

(ii) with respect to all Company property that has not been sold, the Fair Market Value of that property will be determined and the Capital Accounts of the Members will be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable Transfer of that property for the fair market value of that property on the date of distribution;

(iii) thereafter, Company property will be distributed among the Members first in accordance with Section 5.03, then in accordance with Section 5.07 and then in accordance with Section 5.01, taking into account prior distributions under Sections 5.02.

(d) Distributions. All distributions in kind to the Members will be made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities will be allocated to the distributee pursuant to this Section 12.02.

(e) The distribution of cash and/or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Company Interest and interest in all of the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

(f) Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look solely to the assets of the Company for the return of its positive Capital Account balance and shall have no recourse for its Capital Contributions and/or share of Profits (upon dissolution or otherwise) against the Board, any other Member or the liquidator.

(g) A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to this Section 12.02 in order to minimize any losses otherwise attendant upon such winding up.

12.03 Cancellation of Filing. On completion of the liquidation of the Company and the distribution of Company assets as provided herein, the Company will be terminated (and the Company shall not be terminated prior to such time), and the Board (or such other Person or Persons as the Act may be require or permit) will file a certificate of cancellation with the Secretary of State of the State of Delaware, cause the cancellation of any other filings made as provided in Section 2.07 and will take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 12.03.

12.04 No Action for Dissolution. No Member shall take any voluntary action that causes any dissolution event (including the events set forth in Section 12.01(a)-(b)) to occur. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an Action in court to dissolve the Company under circumstances where dissolution is not required by Section 12.01. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Company Interests. Accordingly, each Member hereby waives and renounces its rights to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company in conformity with this Agreement. Damages for breach of this Section 12.04 may be offset against any distributions (including Special Distributions) by the Company to which such Member would otherwise be entitled.

ARTICLE XIII.

GENERAL PROVISIONS

13.01 Certain Events. In the event of any equity split, equity dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Units, (i) the type and number of Units shall be adjusted appropriately and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Units or other securities or rights of the Company issued to or acquired by a Member.

13.02 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sent, given and delivered (a) immediately if given by personal delivery, (b) one (1) day after deposit with an overnight delivery service, (c) three (3) days after deposit in the mail via registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and (d) upon confirmation of receipt if given by electronic mail, facsimile or other customary means of electronic communication as provided below:

if to the Company, to:

Nutra Manufacturing Inc. c/o International Vitamin Corporation

1 Park Plaza Suite 800

Irvine, CA 92614

Attention: Bence Rabo

Tel: (949) 664-5508

E-mail: bence.rabo@ivcinc.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: David M. Grinberg

Tel: (310) 595-9470

E-mail: dgrinberg@sidley.com

if to GNC, to:

GNC Holdings, Inc.

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Tel: (412) 288-4600

Fax: (412) 288-4764

Attention: Kenneth A. Martindale

Tricia Tolivar

Email: ken-martindale@gnc-hq.com

tricia-tolivar@gnc-hq.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Ave

Suite 2800

Chicago, IL 60611

Tel: (312) 876-7700

Fax: (312) 993-9767

Attention: Jason Morelli

Email: Jason.morelli@lw.com

if to IVC, to:

International Vitamin Corporation

1 Park Plaza Suite 800

Irvine, CA 92614

Attention: Bence Rabo

Tel: (949) 664-5508

E-mail: bence.rabo@ivcinc.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: David M. Grinberg

Tel: (310) 595-9470

E-mail: dgrinberg@sidley.com

or to such other address or facsimile number as any party shall notify the other parties (as provided above) from time to time. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

13.03 Entire Agreement; Supersedure. This Agreement, together with the Master Agreement and the other Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the Company and the Members, or any of them, with respect to the subject matter hereof. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between any of the parties hereto except as expressly set forth in this Agreement, the Master Agreement and the other Transaction Documents.

13.04 Amendment and Waiver. Except as set forth in this Agreement, this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company and the Class A Members, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party on exercising any right, power or privileges hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

13.05 Binding Effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement will be binding on and inure to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

13.06 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, any and all Actions, disputes, controversies or claims (whether at law or in equity, whether in contract or tort, statute or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed and enforced in accordance with the law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The parties hereto expressly waive any right they may have, now or in the future, to demand or seek the application of a governing law other than the law of the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such federal court. Each of the parties hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.06.

13.07 Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Member will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

13.08 No Other Relationships.

(a) Nothing contained herein or in any other agreement delivered pursuant hereto or thereto shall be construed to create any agency relationship among the Members.

(b) The provisions of this Section 13.08 shall in no way limit or eliminate any such Member’s or their direct or indirect equityholders’ duties, responsibilities and obligations with respect to the protection of any proprietary information of the Company and any of its Subsidiaries, including any applicable duty not to disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit. No amendment or repeal of this Section 13.08 shall apply to or have any effect on the liability or alleged liability of any Manager of the Company for or with respect to opportunities of which such Manager becomes aware prior to such amendment or repeal.

13.09 Waiver of Certain Rights. To the maximum extent permitted by applicable Law, each Member irrevocably waives any right it might have to maintain any action for dissolution of the Company, or to maintain any action for partition or division of the property of the Company or for any accounting.

13.10 Expenses. Except as otherwise provided herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

13.11 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages alone may not be an adequate remedy for any breach of the provisions of this Agreement and that any party shall be entitled to seek immediate injunctive relief or specific performance without bond or the necessity of showing actual monetary damages in order to enforce or prevent any violations of the provisions of this Agreement.

13.12 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

13.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties hereto may be corporations, partnerships, limited liability companies or trusts, each party to this Agreement covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner, member, manager or trustee of any Member or of any partner, member, manager, trustee, Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Member or any current or future member of any Member or any current or future director, officer, employee, partner, member, manager or trustee of any Member or of any Affiliate or assignee thereof, as such, for any obligation of any Member under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

13.14 Informed Decision; Advice of Counsel. Each party hereto hereby acknowledges and agrees that (a) this Agreement, including all Schedules and Exhibits hereto, have been or will be executed and delivered, as appropriate, following arm’s length negotiations between and among the parties; and (b) such party’s informed decision to execute, deliver and perform this Agreement (i) was made on the basis of legal, tax, financial and other advice from professionals acting on behalf of such party or on the basis of such party having had the opportunity to engage legal, tax, financial and other advice from professionals, acting on behalf of such party, (ii) was voluntary, and (iii) was not based on any representations, warranties, covenants and/or agreements of any party or other Person not expressly provided for in this Agreement.

13.15 Power of Attorney. Each Member hereby constitutes and appoints the Board and the liquidator, and their respective designees, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in his or her name, place and stead, to exercise, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates and other instruments in accordance with the terms of this Agreement which the Board deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (b) all instruments which the Board deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement effected in accordance with Section 13.04 with the approval of the Company and, to the extent otherwise required by this Agreement, each Class A Member; (c) all conveyances and other instruments or documents which the Board and/or the liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (d) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to the terms of this Agreement. In no event will the foregoing sentence compromise or limit any of GNC’s rights under this agreement, including its consent rights with respect to the Special Actions, or limit the Company and IVC’s obligation to obtain GNC’s consent with respect to the Special Actions in accordance with Article VIII.

13.16 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforced by any creditor of the Company or any Member or its Affiliates.

13.17 No Effect Upon Lender Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of a Member or an Affiliate of a Member in its capacity as a lender to the Company or any of its Subsidiaries pursuant to any agreement under which the Company or any of its Subsidiaries has borrowed or may in the future borrow money. Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (i) its status or the status of any of its Affiliates as a direct or indirect Member or equityholder of the Company or any of its Subsidiaries, (ii) the interests of the Company or any of its Subsidiaries or (iii) any duty it may have to any other direct or indirect Member or equityholder of the Company or any of its Subsidiaries, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

13.18 Pledge. Each of IVC, GNC and the Company agree and understand that GNC is required by this Section 13.18 and the terms of the Master Agreement to execute and deliver the Security Documents in order to secure GNC’s obligations under Section 6.05 and Article III of the Master Agreement and GNC Purchaser’s payment obligations under Section 4.2 of the GNC Supply Agreement, and execution and delivery of such documents was a condition to IVC’s and the Company’s entry into this Agreement.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS THEREOF, the undersigned Members and the Company have executed this Agreement effective as of the Effective Date.

CLASS A MEMBERS

GNC NEWCO PARENT, LLC

By:	/s/ Susan M. Canning
Name: Susan M. Canning
Title: Vice President & Secretary

IVL, LLC

By:	/s/ Eric Bauer
Name: Eric Bauer
Title: Chief Financial Officer

THE COMPANY

NUTRA MANUFACTURING, LLC

By:	/s/ Eric Bauer
Name: Eric Bauer
Title: Chief Financial Officer

[Signature Page To A&R Limited Liability Company Agreement of Nutra Manufacturing, LLC]